Exhibit 10.59

TERM LOAN CREDIT AGREEMENT

dated as of January 14, 2008,

among

CHOICEPOINT SERVICES INC.,

as Borrower,

CHOICEPOINT INC.,

as Parent,

THE LENDERS LISTED HEREIN,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

and

US BANK, N.A.,

as Syndication Agent,

and

BANK OF AMERICA, N.A.

SUNTRUST ROBINSON HUMPHREY

WELLS FARGO, NATIONAL ASSOCIATION

and

WACHOVIA CAPITAL MARKETS, LLC,

as Sole Lead Arrangers

WACHOVIA CAPITAL MARKETS, LLC,

as Sole Book Runner

SCHEDULES

Schedule 1.1(a)	-	Lenders and Term Loan Commitments
Schedule 5.13	-	Organization and Ownership of Subsidiaries
Schedule 5.22	-	Outstanding Indebtedness
Schedule 7.01	-	Existing Liens

EXHIBITS

Exhibit A	-	Form of Term Loan Note
Exhibit B	-	Form of Subsidiary Guaranty Agreement
Exhibit C	-	Form of Contribution Agreement
Exhibit D	-	Form of Parent Guaranty Agreement
Exhibit E	-	Form of Closing Certificate
Exhibit F-1	-	Form of Opinion of Jones Day
Exhibit F-2	-	Form of Opinion of in-house general counsel
Exhibit G	-	Form of Assignment and Acceptance Agreement
Exhibit H	-	Form of Compliance Certificate
Exhibit I	-	Form of Notice of Borrowing
Exhibit J	-	Form of Notice of Conversion/Continuation
Exhibit K	-	Form of Notice of Account Designation
Exhibit L	-	Form of Notice of Prepayment

TERM LOAN CREDIT AGREEMENT

THIS TERM LOAN CREDIT AGREEMENT made and entered into as of January 14, 2008, by and among CHOICEPOINT INC., a Georgia corporation (“Parent”), CHOICEPOINT SERVICES INC., a Georgia corporation (“Borrower”), WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (“Wachovia”), the other banks and lending institutions listed on the signature pages hereof, and any assignees of Wachovia, or such other banks and lending institutions which become “Lenders” as provided herein (Wachovia, and such other banks, lending institutions and assignees are referred to collectively herein as the “Lenders”), and Wachovia, in its capacity as Administrative Agent for the Lenders and each successor Administrative Agent for such Lenders as may be appointed from time to time pursuant to Article IX hereof (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, Borrower has requested and the Lenders have agreed, to extend a term loan credit facility to Borrower on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Borrower, the Parent, the Lenders and the Administrative Agent agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.01 Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” shall mean Wachovia in its capacity as Administrative Agent hereunder, and any successor Administrative Agent appointed pursuant to Section 9.09.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person.

“Agreement” shall mean this Term Loan Credit Agreement, as amended, modified, restated, or supplemented from time to time.

“Applicable Margin” shall mean the percentage designated on the chart set forth below based on Parent’s ratio of Funded Debt to Consolidated EBITDA:

Level	Funded Debt to Consolidated EBITDA Ratio	Applicable Margin (Eurodollar Loans)
I	Greater than or equal to 2.25 to 1.00	1.375%
II	Greater than or equal to 1.75 to 1.00, but less than 2.25 to 1.00	1.125%
III	Less than 1.75 to 1.00	1.000%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the later of (i) receipt by the Administrative Agent of the Compliance Certificate pursuant to Section 6.07 for the most recently ended fiscal quarter of the Parent or (ii) the date such Compliance Certificate is required to be delivered pursuant to Section 6.07, provided that, (a) the Applicable Margin on the Closing Date shall be based on Level III until the first Calculation Date following the receipt of the Compliance Certificate for the fiscal quarter ending December 31, 2007 and thereafter the Pricing Level shall be determined by reference to Parent’s ratio of Funded Debt to Consolidated EBITDA as of the last day of the most recently ended fiscal quarter of the Parent preceding the applicable Calculation Date and (b) if Borrower fails to provide the Compliance Certificate and related financial statements required by Section 6.07 for the most recently ended fiscal quarter of the Parent preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Level I until such time as the appropriate Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to Parent’s ratio of Funded Debt to Consolidated EBITDA as of the last day of the most recently ended fiscal quarter of the Parent preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to the portion of the Term Loan then outstanding.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 6.07 is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, or (ii) any portion of the Term Loan is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (y) the Applicable Margin for such Applicable Period shall be determined as if the ratio of Funded Debt to Consolidated EBITDA in the corrected Compliance Certificate were applicable for such Applicable Period, and (z) Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 3.06. Nothing in this paragraph shall limit the rights of the Administrative Agent and the Lenders with respect to Section 3.02(b) and Article VIII.

“Asset Sale” shall mean any sale or other disposition (or a series of related sales or other dispositions), including without limitation, loss, damage, destruction or taking to the extent not covered by insurance, by any Consolidated Company to any Person other than a Consolidated Company, of any property or asset (including Capital Stock but excluding the issuance and sale by Parent of its own Capital Stock), other than sales or other dispositions made in the ordinary course of business of any Consolidated Company.

“Asset Securitization” shall mean the asset securitization program entered into by the Receivables Subsidiaries and Three Pillars Funding Corporation; provided that the outstanding attributed principal amount of such program shall not at any time exceed $175,000,000.

“Asset Securitization Agreements” shall mean those documents which govern the Asset Securitization (as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted by this Agreement).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee in accordance with the terms of this Agreement and substantially in the form of Exhibit G.

“Bankruptcy Code” shall mean The Bankruptcy Code of 1978, as amended and in effect from time to time (11 U.S.C. § 101 et seq.).

“Base Rate” shall mean the higher of (with any change in the Base Rate to be effective as of the date of change of either of the following rates):

(a) the rate which the Administrative Agent so denominates and sets from time to time to be its prime lending rate, as in effect from time to time, and

(b) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum.

The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers; the Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate.

“Base Rate Loans” shall mean all or a portion of the Term Loan made or outstanding as (i) a Loan bearing interest based on the Base Rate or (ii) a Loan bearing interest at the rate agreed upon between Borrower and the Lenders pursuant to Section 3.07, Section 3.08 or Section 3.09.

“Bond Obligations” shall mean all obligations of the Consolidated Companies arising under or pursuant to (a) that certain Lease Agreement dated as of December 1, 2001, by and between Development Authority of Fulton County, as lessor of certain equipment described therein (the “Lessor”), and Parent, as lessee of such equipment (in such capacity, the “Lessee”), and all other instruments, documents, and agreements relating to such lease or that certain $30,000,000 Development Authority of Fulton County Taxable Industrial Development Revenue Bond (ChoicePoint Inc. Project), Equipment Series (the “Bond”), including, without limitation, that certain Bond Guaranty Agreement dated as of December 31, 2001, issued by Parent, in its capacity as guarantor (in such capacity, the “Bond Guarantor”) in favor of Parent, in its capacity as purchaser of the Bond (the “Bond Purchaser”) pursuant to which the Bond Guarantor unconditionally guaranteed payment and performance of the debt service on the Bond for the benefit of the Bond Purchaser (the Bond Purchaser having financed the acquisition by the Lessor of the equipment which was leased to the Lessee); and (b) that certain Lease Agreement dated as of December 22, 2005, by and between Development Authority of Fulton County, as lessor of certain equipment described therein, and Parent, as lessee of such equipment (in such capacity, the “2005 Lessee”), and all other instruments, documents, and agreements relating to such lease or that certain $60,000,000 Development Authority of Fulton County Taxable Industrial Development Revenue Bond (ChoicePoint Inc. Project), Equipment Series (the “2005 Bond”); and, since Parent is (i) the Lessee, the Bond Purchaser and the Bond Guarantor with respect to the Bond and (ii) the 2005 Lessee with respect to the 2005 Bond, the Bond Obligations are not required to be classified as a liability of Parent in accordance with GAAP.

“Borrower” shall mean ChoicePoint Services Inc., a Georgia corporation, and its successors.

“Borrowing” shall mean the incurrence by Borrower of Loans of one Type concurrently having the same Interest Period or the continuation or conversion of an existing Borrowing or Borrowings in whole or in part.

“Business Day” shall mean (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Eurodollar Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Stock” shall mean (a) in the case of a corporation, all capital stock of such Person, whether voting or nonvoting, including common stock and preferred stock of such Person, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change in Control Provision” shall mean any term or provision contained in any indenture, debenture, note, or other agreement or document evidencing or governing Indebtedness of Parent evidencing debt or a commitment to extend loans in excess of $5,000,000 which requires, or permits the holder(s) of such Indebtedness of Parent to require that such Indebtedness of Parent be redeemed, repurchased, defeased, prepaid or repaid, either in whole or in part, or the maturity of such Indebtedness of Parent to be accelerated in any respect, as a result of a change in ownership of the Capital Stock of Parent or voting rights with respect thereto.

“Closing Date” shall mean the date of this Agreement or such later Business Day upon which the conditions set forth in Section 4.01 are satisfied or waived in accordance with Section 10.02.

“Compliance Certificate” shall have the meaning set forth in Section 6.07(d).

“Consolidated Companies” shall mean, collectively, Parent and all of its Subsidiaries other than the Receivables Subsidiaries.

“Consolidated EBITDA” shall mean, for any fiscal period of Parent, an amount, determined without duplication, equal to (A) the sum for such fiscal period of Consolidated Net Income (Loss) and, to the extent deducted in determining such Consolidated Net Income (Loss), provisions for (i) taxes based on income, (ii) Consolidated Interest Expense and (iii) depreciation and amortization expense, minus (B) any items of gain (or plus any items of loss) which were included in determining such Consolidated Net Income (Loss) and were (x) not realized in the ordinary course of business (whether or not classified as “ordinary” by GAAP), (y) the result of any sale of assets, or (z) resulting from minority investments, together with in the case of (x), (y) or (z), any related provision for taxes included in Consolidated Net Income (Loss) with respect thereto, plus (C) non-recurring non-cash charges, including without limitation, accruals related to any acquisition and earnouts incurred in connection with any acquisition to the extent not paid in cash. For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Administrative Agent, to exclude, as of the first day of any applicable period, any Asset Sale closed during such period and to include, as of the first day of any applicable period, any acquisition of any Person which became a Subsidiary and any assets acquired by any Consolidated Company during such period, including, without limitation, adjustments reflecting any non-recurring costs and any extraordinary expenses of any such Asset Sale or acquisition closed during such period calculated on a basis consistent with GAAP and Regulation S-X of the Securities Exchange Act of 1934, as amended, or as approved by the Administrative Agent.

“Consolidated Interest Expense” shall mean, for any fiscal period of Parent, total interest expense of the Consolidated Companies and the Receivables Subsidiaries (including, without limitation, interest expense attributable to capitalized leases, all net payment obligations pursuant to swap agreements (as defined in 11 U.S.C. § 101), all commissions, discounts and other fees and charges owed with respect to bankers acceptance financing, and total interest expense (whether shown as interest expense or as loss and expenses on sale of receivables) under a receivables purchase facility (including, without limitation, the Asset Securitization)) determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income (Loss)” shall mean, for any fiscal period of Parent, the net income (or loss) of the Consolidated Companies and the Receivables Subsidiaries for such period (taken as a single accounting period), but excluding therefrom (to the extent otherwise included therein) the income of any Consolidated Company or any Receivables Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Company or Receivables Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation.

“Consolidated Net Worth” shall mean, without duplication, as of any date of determination, shareholders’ equity of the Consolidated Companies, determined on a consolidated basis in conformity with GAAP.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property owned by it is bound.

“Credit Documents” shall mean, collectively, this Agreement, the Term Notes, the Guaranty Agreements, and all other documents, instruments, certificates and opinions executed and delivered in connection with the foregoing.

“Credit Parties” shall mean, collectively, each of Borrower, the Guarantors, and every other Person who from time to time executes a supplement to the Guaranty Agreements with respect to all or any portion of the Obligations.

“Default” shall mean any condition or event which, with notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed to fund any portion of the Term Loan, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Dollar” and “U.S. Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Eligible Assignee” shall mean any of the following (i) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $100,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $100,000,000; (iii) a commercial bank organized under the laws of any other country having total assets in excess of $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (iv) a finance company, insurance company or other financial institution, lender or fund (whether a corporation, partnership or other entity) which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of at least $100,000,000; (v) any Lender or any Affiliate of any Lender; or (vi) any other Person consented to by Borrower and the Administrative Agent, such consent not unreasonably to be withheld.

“Environmental Laws” shall mean all federal, state, local and foreign statutes and codes or regulations, rules or ordinances issued, promulgated, or approved thereunder, now or hereafter in effect (including, without limitation, those with respect to asbestos or asbestos containing material or exposure to asbestos or asbestos containing material), relating to pollution or protection of the environment and relating to public health and safety, relating to (i) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial toxic or hazardous constituents, substances or wastes, including without limitation, any Hazardous Substance, petroleum including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any Environmental Law into the environment (including without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Substance, petroleum including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any Environmental Law, and (iii) underground storage tanks and related piping, and emissions, discharges and releases or threatened releases therefrom, such Environmental Laws to include, without limitation (i) the Clean Air Act (42 U.S.C. § 7401 et seq.), (ii) the Clean Water Act (33 U.S.C. § 1251 et seq.), (iii) the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), (iv) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), (v) the Comprehensive Environmental Response Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act (42 U.S.C. § 9601 et seq.), and (vi) all applicable national and local laws or regulations with respect to environmental control (including applicable laws of the Federal Republic of Germany or any applicable international agreements).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

“ERISA Affiliate” shall mean, with respect to any Person, each trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of the regulations promulgated under Section 414 of the Tax Code.

“Eurodollar Loan” shall mean all or a portion of the Term Loan made or outstanding as a Loan bearing interest based on LIBOR.

“Eurodollar Reserve Percentage” shall mean, for any Lender that is a member bank of the Federal Reserve System and with respect to any Eurodollar Loan, on any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirement for such Lender in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

“Event of Default” shall have the meaning provided in Article VIII.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute thereto.

“Executive Officer” shall mean, with respect to any Person, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, the General Counsel, the Treasurer, any Assistant Treasurer and any Person holding comparable offices or duties.

“Federal Funds Rate” shall mean, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Administrative Agent. If, for any reason, such rate is not available, then “Federal Funds Rate” shall mean a daily rate which is determined, in the opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (Charlotte time). Rates for weekends or holidays shall be the same as the rate for the most immediately preceding Business Day.

“Foreign Plan” shall mean any pension, profit sharing, deferred compensation, or other employee benefit plan, program or arrangement maintained by any Foreign Subsidiary which, under applicable local law, is required to be funded through a trust or other funding vehicle, but shall not include any benefit provided by a foreign government or its agencies.

“Foreign Subsidiary” shall mean each Consolidated Company that is organized under the laws of a jurisdiction other than the United States of America or any State thereof.

“Funded Debt” shall mean all Indebtedness for money borrowed, Indebtedness evidenced or secured by purchase money Liens, capitalized leases, outstandings under asset securitization vehicles, conditional sales contracts and similar title retention debt instruments, including any current maturities of the foregoing, which by its terms matures more than one year from the date of any calculation thereof or which is renewable or extendable at the option of the obligor to a date beyond one year from such date. The calculation of Funded Debt shall include (i) all Funded Debt of the Consolidated Companies and the Receivables Subsidiaries, plus (ii) all Funded Debt of other Persons to the extent guaranteed by a Consolidated Company or a Receivables Subsidiary, to the extent supported by a letter of credit issued for the account of a Consolidated Company or a Receivables Subsidiary, or as to which and to the extent which a Consolidated Company or a Receivables Subsidiary or their respective assets otherwise have become liable for payment thereof, plus (iii) the redemption amount with respect to the stock of Parent required to be redeemed during the next succeeding twelve months at the option of the holder or its Subsidiaries. Notwithstanding the foregoing, “Funded Debt” shall exclude (x) the Lease Obligations, in an aggregate amount not to exceed $100,000,000 (but Lease Obligations in excess of $100,000,000 shall be included in “Funded Debt”), and (y) all operating lease obligations.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Guarantors” shall mean, collectively, Parent and all Material Subsidiaries in existence on the Closing Date and listed on Schedule 5.13, and all other Material Subsidiaries formed, acquired or existing after the Closing Date, but excluding all Foreign Subsidiaries and those Guarantors released from the Guaranty Agreements pursuant to Section 10.13 or otherwise.

“Guaranty” shall mean any contractual obligation, contingent or otherwise, of a Person with respect to any Indebtedness or other obligation or liability of another Person, including without limitation, any such Indebtedness, obligation or liability directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including contractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or any agreement to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock or other equity purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make any payment other than for value received. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which guaranty is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guaranty Agreements” shall mean, collectively, (i) the Subsidiary Guaranty Agreement, dated as of the Closing Date, executed by each of the Guarantors (other than Parent) in favor of the Lenders and the Administrative Agent, substantially in the form of Exhibit B, as the same may be amended, restated or supplemented from time to time, (ii) the Contribution Agreement, dated as of the Closing Date, executed by each of the Guarantors (including the Parent) and Borrower in favor of the Lenders and the Administrative Agent, substantially in the form of Exhibit C, as the same may be amended, restated or supplemented from time to time, and (iii) the Parent Guaranty Agreement, substantially in the form of Exhibit D.

“Hazardous Substances” shall have the meaning assigned to that term in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money and for the deferred purchase price of property or services, and obligations evidenced by bonds, debentures, notes or other similar instruments; (ii) all rental obligations under leases required to be capitalized under GAAP; (iii) all Guaranties of such Person; (iv) all obligations, contingent or otherwise, of such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation (but without duplication), and banker’s acceptances issued for the account of such Person; (v) Indebtedness of others secured by any Lien upon property owned by such Person, whether or not assumed; (vi) obligations or other liabilities under currency contracts, interest rate hedging contracts, or similar agreements or combinations thereof to the extent required to be disclosed in such Person’s financial statements in accordance with GAAP; (vii) the Lease Obligations and (viii) the outstanding attributed principal amount under the Asset Securitization or similar financing. Notwithstanding the foregoing, “Indebtedness” shall exclude the Bond Obligations to the extent not required to be classified as a liability in accordance with GAAP.

“Interest Period” shall mean as to any Eurodollar Loans, the interest period selected by Borrower pursuant to Section 3.03(a).

“Investment” shall mean, when used with respect to any Person, any direct or indirect advance, loan or other extension of credit (other than the creation of receivables in the ordinary course of business) or capital contribution by such Person (by means of transfers of property to others or payments for property or services for the account or use of others, or otherwise) to any Person, or any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, Capital Stock, partnership interests, bonds, notes, debentures or other securities issued by any other Person. Each Investment shall be valued as of the date made; provided that any Investment or portion of an Investment consisting of Indebtedness shall be valued at the outstanding principal balance thereof as of the date of determination.

“Lease Documents” shall mean, collectively, (i) that certain Lease Agreement, dated as of July 31, 1997, by and between Parent, as lessee, and SunTrust Banks, Inc., as lessor, pursuant to which Parent has leased its office building located at 1000 Alderman Drive, Alpharetta, Georgia 30005, (ii) that certain Master Agreement, dated as of July 31, 1997, by and among Parent as lessee, SunTrust Banks, Inc., as lessor and SunTrust Bank, Atlanta, as Agent, (iii) that certain Lease Agreement, dated as of August 29, 2001, by and between Parent and certain of its Subsidiaries, as lessees, and Atlantic Financial Group, Ltd., as lessor, as amended and restated by that certain Amended and Restated Master Lease Agreement, dated as of June 26, 2003, by and between Parent, as lessee and SunTrust Equity Funding, LLC, as lessor, pursuant to which Parent has leased certain real property located at 1100 Alderman Drive, Alpharetta, GA 30005, (iv) that certain Master Agreement, dated as of August 29, 2001, by and among Parent and certain of its Subsidiaries, as lessees, Parent, as guarantor, Atlantic Financial Group, Ltd., as lessor, and SunTrust Bank, as Agent, as amended and restated by that certain Amended and Restated Master Agreement, dated as of June 26, 2003, by and among Parent as lessee, SunTrust Equity Funding, LLC, as lessor and SunTrust Bank, as Agent, (v) Lease Agreement by the Development Authority of Fulton County, as lessor, and Atlantic Financial Group, Ltd., as lessee, dated as of December 1, 2001, wherein, in connection with a Development Authority of Fulton County Taxable Industrial Development Revenue Bond (ChoicePoint Inc. Project), Building Series, which bond is in the maximum principal amount of $52,200,000, the property subject to the Master Agreement and the Lease Agreement described in clauses (iii) and (iv) was transferred by Atlantic Financial Group, Ltd. to Development Authority of Fulton County, leased back by Atlantic Financial Group, Ltd. and subleased by Parent from Atlantic Financial Group, Ltd., still subject to such Master Agreement and the terms contained in such Lease Agreement and with respect to which Atlantic Financial Group, Ltd. subsequently assigned its rights, title and interests to SunTrust Equity Funding, LLC, (vi) Amended and Restated Lease Agreement, Amended and Restated Common Definitions and Provisions Agreement, Amended and Restated Purchase Agreement, Amended and Restated TI Authorization and Funding Agreement (each dated as of June 28, 2006), and Closing Certificate and Agreement (dated as of June 1, 2006), each between Parent, as lessee, and BNP Paribas Leasing Corporation, as lessor, pursuant to which Parent has leased certain real property located at Bluegrass Promenade, 1200 Bluegrass Lakes Parkway, Cumming, Georgia, (vii) Lease Agreement

(Headquarters), Common Definitions and Provisions Agreement, Purchase Agreement, and Closing Certificate and Agreement, each between Parent, as lessee, and BNP Paribas Leasing Corporation, as lessor, to be executed and delivered on or about November 30, 2006, pursuant to which the Lease Documents described in clauses (i) and (ii) will be replaced as to the property described therein, such Lease Documents described in clauses (i) and (ii) to be assigned by SunTrust Equity Funding, LLC to BNP Paribas Leasing Corporation and then amended and restated thereby, (viii) Sublease Agreement (Data Center), Common Definitions and Provisions Agreement, Purchase Agreement, and Closing Certificate and Agreement, each between Parent, as sublessee, and BNP Paribas Leasing Corporation, as sublessor, to be executed and delivered on or about November 30, 2006, pursuant to which the Lease Documents described in clauses (iii) and (iv) will be replaced as to the property described therein, such Lease Documents described in clauses (iii) and (iv) to be assigned (together with the Lease Agreement described in clause (v)) by SunTrust Equity Funding, LLC to BNP Paribas Leasing Corporation and then amended and restated thereby, and (ix) all other documents, instruments and agreements executed in connection therewith (as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted by this Agreement).

“Lease Obligations” shall mean the obligations of Parent under the Lease Documents in an aggregate amount not to exceed $100,000,000, as such amount may be increased pursuant to Section 7.12.

“Lender” or “Lenders” shall mean Wachovia and the other banks and lending institutions listed on the signature pages hereof as a Lender and each assignee thereof, if any, pursuant to Section 10.06(c).

“Lending Office” shall mean for each Lender the office such Lender may designate in writing from time to time to Borrower and the Administrative Agent with respect to each Type of Loan.

“LIBOR” shall mean, for any Interest Period, with respect to Eurodollar Loans, the offered rate for deposits in Dollars for a period comparable to the Interest Period and in an amount equal to such Eurodollar Loan, appearing on Telerate Page 3750 (or the applicable Reuters Screen Page, as determined by the Administrative Agent) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period. If two or more of such rates appear on such Telerate Page, the rate shall be the arithmetic mean of such rates. If the foregoing rate is unavailable from Telerate for any reason, then such rate shall be determined by the Administrative Agent from the Reuters Screen LIBO Page or, if such rate is also unavailable on such service, then on any other interest rate reporting service of recognized standing designated in writing by the Administrative Agent to Borrower and the other Lenders; in any such case rounded, if necessary, to the next higher 1/100th of 1%, if the rate is not such a multiple.

“Lien” shall mean any mortgage, pledge, security interest, lien, charge, hypothecation, assignment, deposit arrangement, title retention, preferential property right, trust or other arrangement having the practical effect of the foregoing and shall include the interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement.

“Loans” shall mean, collectively, the Base Rate Loans and the Eurodollar Loans.

“Margin Regulations” shall mean Regulation T, Regulation U and Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.

“Margin Stock” shall have the meaning set forth in the Margin Regulations.

“Materially Adverse Effect” shall mean any materially adverse change in (i) the business, assets, liabilities, financial condition or results of operations of the Consolidated Companies, taken as a whole, (ii) the ability of Borrower to perform its obligations under this Agreement, or (iii) the ability of the other Credit Parties (taken as a whole) to perform their respective obligations under the Credit Documents.

“Material Subsidiary” shall mean each Subsidiary of Parent, now existing or hereafter established or acquired, that at any time prior to the Maturity Date (i) has or acquires assets which constitute fifteen percent (15%) or more of the Total Assets or (ii) accounts for or produces fifteen percent (15%) or more of Consolidated EBITDA during any period of four (4) consecutive fiscal quarters of Parent; provided, that “Material Subsidiaries” (collectively with Borrower) shall at all times constitute more than seventy-five percent (75%) of Consolidated EBITDA for any period of four (4) consecutive fiscal quarters of Parent.

“Maturity Date” shall mean the earlier of (i) January 14, 2013, and (ii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable pursuant to the provisions of Article VIII.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Notice of Account Designation” shall have the meaning provided in Section 2.02.

“Notice of Borrowing” shall have the meaning provided in Section 2.02.

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.05(a).

“Notice of Prepayment” shall have the meaning provided in Section 3.05(b).

“Obligations” shall mean all amounts owing to the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document, including without limitation, the Term Loan (including all principal and interest payments due thereunder), fees, expenses, indemnification and reimbursement payments, indebtedness, liabilities, and obligations of the Credit Parties, direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising, together with all renewals, extensions, modifications or refinancings thereof, and all existing and future obligations of Borrower under any swap agreement (as defined in 11 U.S.C. § 101) with any Lender or any Affiliate of a Lender at the time such swap agreement is executed.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Parent” shall mean ChoicePoint Inc., a Georgia corporation, and its successors.

“Parent Guaranty Agreement” shall mean the Parent Guaranty Agreement, dated as of the Closing Date, substantially in the form of Exhibit D (modified as appropriate for execution by Parent) executed by Parent in favor of the Lenders and the Administrative Agent, as the same may be amended, restated or supplemented from time to time, executed by Parent in favor of the Lenders and the Administrative Agent, as the same may be amended, restated or supplemented from time to time.

“Participant” shall have the meaning provided in Section 10.06(e).

“Payment Office” shall mean the office specified as the “Payment Office” for the Administrative Agent in Section 10.01(c), or such other location as to which the Administrative Agent shall have given written notice to Borrower and the Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Liens” shall mean those Liens expressly permitted by Section 7.01.

“Person” shall mean any individual, limited liability company, partnership, firm, corporation, association, joint venture, trust or other entity, or any government or political subdivision or agency, department or instrumentality thereof.

“Plan” shall mean any “employee benefit plan” (as defined in Section 3(3) of ERISA), including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits, but shall exclude any Foreign Plan.

“Pro Rata Share” shall mean, with respect to the portion of the Term Loan to be made by each Lender and each payment (including, without limitation, any payment of principal, interest or fees) to be made to each such Lender, the percentage designated as such Lender’s Pro Rata Share set forth on Schedule 1.1(a), as such percentage may change based upon amendments, assignments or reductions made pursuant to this Agreement.

“Receivables Subsidiaries” shall mean, collectively, ChoicePoint Capital, Inc., a Delaware corporation and ChoicePoint Financial, Inc., a Delaware corporation.

“Required Lenders” shall mean at any time Lenders holding more than 50% of the sum of the aggregate outstanding principal amount of the Term Loan; provided that the portion of the Term Loan of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” for any person shall mean the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reuters Screen” shall mean, when used in connection with any designated page and LIBOR, the display page so designated on the Reuters Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying rates comparable to LIBOR).

“Revolving Credit Agreement” shall mean that certain Revolving Credit Agreement dated as of October 25, 2006, by and among Parent, Borrower, the lenders party thereto, Wachovia Bank, National Association, as administrative agent, and SunTrust Bank, as syndication agent, as amended, restated or otherwise modified from time to time.

“Revolving Credit Documents” shall mean (a) the Revolving Credit Agreement and (b) all “Credit Documents” (as such term is defined and used in the Revolving Credit Agreement), in each case, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Sanctioned Entity” shall mean (i) an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/ enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“SEC” means the Securities and Exchange Commission (or successors thereto or an analogous governmental authority).

“Solvent” shall mean, as to Borrower or any Guarantor at any time, that (i) each of the fair value and the present fair saleable value of such Person’s assets (including any rights of subrogation or contribution to which such Person is entitled, under any of the Credit Documents or otherwise) is greater than such Person’s debts and other liabilities (including contingent, unmatured and unliquidated debts and liabilities) and the maximum estimated amount required to pay such debts and liabilities as such debts and liabilities mature or otherwise become payable; (ii) such Person is able and expects to be able to pay its debts and other liabilities (including, without limitation, contingent, unmatured and unliquidated debts and liabilities) as they mature; and (iii) such Person does not have unreasonably small capital to carry on its business as conducted and as proposed to be conducted.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity (including, without limitation, partnerships, joint ventures, and associations) regardless of its jurisdiction of organization or formation, at least a majority of the total combined voting power of all classes of voting stock or other ownership interests of which shall, at the time as of which any determination is being made, be owned by such Person, either directly or indirectly through one or more other Subsidiaries; provided, that the Receivables Subsidiaries shall not be deemed to be Subsidiaries of Parent hereunder.

“Tax Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Taxes” shall mean any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including without limitation, income, receipts, excise, property, sales, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States, or any state, local or foreign government or by any department, agency or other political subdivision or taxing authority thereof or therein and all interest, penalties, additions to tax and similar liabilities with respect thereto.

“Telerate” shall mean, when used in connection with any designated page and LIBOR, the display page so designated on the Dow Jones Markets Screen (or such other page as may replace that page on that service for the purpose of displaying rates comparable to LIBOR).

“Term Loan” shall mean the term loan made to Borrower by the Lenders pursuant to Section 2.01.

“Term Loan Commitment” shall mean (a) as to any Lender, the obligation of such Lender to fund a portion of the Term Loan to the account of Borrower hereunder on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(a), as such amount may be modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Term Loan hereunder on the Closing Date. The Term Loan Commitments of all Lenders on the Closing Date shall be $300,000,000.

“Term Loan Note” shall mean each promissory note made by Borrower in favor of a Lender evidencing such Lender’s Pro Rata Share of the Term Loan, substantially in the form attached hereto as Exhibit A duly completed in accordance with the terms hereof, either as originally executed or as hereafter amended, modified or substituted.

“Total Assets” shall mean the total assets of the Consolidated Companies, determined in accordance with GAAP.

“Type” of Borrowing shall mean a Borrowing consisting of Base Rate Loans or Eurodollar Loans.

Section 1.02 Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, all financial statements required to be delivered hereunder shall be prepared, and all financial records shall be maintained in accordance with, GAAP, except that financial records of Foreign Subsidiaries may be maintained in accordance with generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary; provided, however, that compliance with the financial covenants and calculations set forth in Section 6.08, Article VII and elsewhere herein, and in the definitions used in such covenants and calculations, shall be calculated, made and applied in accordance with GAAP and such generally accepted accounting principles in such foreign jurisdictions, as the case may be, as in effect on the date of this Agreement applied on a basis consistent with the preparation of the financial statements referred to in Section 5.14 unless and until Borrower and the Required Lenders enter into an amendment with respect thereto in accordance with Section 10.02.

Section 1.03 Other Definitional Terms. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule, Exhibit and like references are to this Agreement unless otherwise specified. Any of the terms defined in Section 1.01 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

Section 1.04 Exhibits and Schedules. All Exhibits and Schedules attached hereto are by reference made a part hereof.

ARTICLE II

TERM LOAN FACILITY

Section 2.01 Term Loan.

(a) Subject to the terms and conditions of this Agreement, each Lender severally agrees to make a term loan to Borrower on the Closing Date in a principal amount equal to such Lender’s Term Loan Commitment as of the Closing Date.

(b) Borrower shall use the proceeds of the Term Loan (i) to refinance the outstanding Indebtedness under the Existing Credit Facility, (ii) to pay the fees and expenses incurred in connection with this Agreement, and (iii) for general corporate purposes of Borrower and its Subsidiaries.

Section 2.02 Procedure for Making the Term Loan. Borrower shall give the Administrative Agent an irrevocable written notice (substantially in the form attached hereto as Exhibit I, a “Notice of Borrowing”) prior to 11:00 a.m. on the Closing Date requesting that the Lenders make the Term Loan as a Base Rate Loan on such date; provided that Borrower may request, no later than three (3) Business Days prior to the Closing Date, that the Lenders make the Term Loan as a Eurodollar Loan if Borrower has delivered to the Administrative Agent a Notice of Borrowing and a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 3.11 of this Agreement. Upon receipt of such Notice of Borrowing from Borrower, the Administrative Agent shall promptly notify each Lender thereof. No later than 1:00 p.m. (Charlotte, North Carolina time) on the Closing Date, each Lender will make available an amount equal to its Term Loan Commitment in Dollars in immediately available funds at the Payment Office of the Administrative Agent. The Administrative Agent will make available to Borrower the aggregate of the amounts so made available by the Lenders to the Administrative Agent by crediting or wiring such amounts to an account specified by Borrower in the notice delivered by Borrower to the Administrative Agent on the Closing Date (substantially in the form of Exhibit K, a “Notice of Account Designation”) or as may be otherwise agreed upon by Borrower and the Administrative Agent, by 2:00 p.m. (Charlotte, North Carolina time) on the Closing Date. In the event that the Lenders do not make such amounts available to the Administrative Agent by the time prescribed above, but such amount is received later that day, such amount may be credited to Borrower in the manner described in the preceding sentence on the next Business Day (with interest on such amount to begin accruing hereunder on such next Business Day).

Section 2.03 Term Notes. Borrower’s obligations to pay the principal of, and interest on, the portion of the Term Loan owing to each Lender shall be evidenced by the records of the Administrative Agent and such Lender and by the Term Note payable to such Lender (or the assignor of such Lender) completed in conformity with this Agreement.

Section 2.04 Repayment of Term Loan. Borrower shall repay the aggregate outstanding principal amount of the Term Loan in consecutive quarterly installments on each of the dates set forth below, except as the amounts of individual installments may be adjusted pursuant to Section 3.05:

FISCAL YEAR	PAYMENT DATE	PRINCIPAL INSTALLMENT ($)
2008	March 31	7,500,000
	June 30	7,500,000
	September 30	7,500,000
	December 31	7,500,000
2009	March 31	7,500,000
	June 30	7,500,000
	September 30	7,500,000
	December 31	7,500,000
2010	March 31	15,000,000
	June 30	15,000,000
	September 30	15,000,000
	December 31	15,000,000
2011	March 31	15,000,000
	June 30	15,000,000
	September 30	15,000,000
	December 31	15,000,000

FISCAL YEAR	PAYMENT DATE	PRINCIPAL INSTALLMENT ($)
2012	March 31	30,000,000
	June 30	30,000,000
	September 30	30,000,000
	Maturity Date	30,000,000

If not sooner paid, the Term Loan shall be paid in full, together with accrued interest thereon, on the Maturity Date. Amounts repaid or prepaid under the Term Loan may not be reborrowed.

Section 2.05 Conversion and Continuation.

(a) Whenever Borrower desires to convert all or a portion of an outstanding Base Rate Loan into one or more Eurodollar Loans, or to continue outstanding Eurodollar Loans for a new Interest Period, it shall give the Administrative Agent at least three (3) Business Days’ prior written notice substantially in the form attached hereto as Exhibit J (or telephonic notice promptly confirmed in writing) (a “Notice of Conversion/Continuation”). Such notice shall be given prior to 11:00 a.m. (Charlotte, North Carolina time) on the date specified at the Payment Office of the Administrative Agent. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify the aggregate principal amount of the Loans to be converted or continued, the date of such conversion or continuation, whether the Loans are being converted into or continued as Eurodollar Loans and the Interest Period applicable thereto. If, upon the expiration of any Interest Period in respect of any Eurodollar Loan, Borrower shall have failed to deliver the Notice of Conversion/Continuation, Borrower shall be deemed to have elected to convert or continue such Eurodollar Loan to a Base Rate Loan. So long as any Default or Event of Default shall have occurred and be continuing, no Loans may be converted into or continued as (upon expiration of the current Interest Period) Eurodollar Loans unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. Except as provided in Sections 3.07 and 3.08, no conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(b) Without in any way limiting Borrower’s obligation to confirm in writing any telephonic notice, the Administrative Agent may act without liability upon the basis of telephonic notice believed by the Administrative Agent in good faith to be from Borrower prior to receipt of written confirmation. In each such case, Borrower hereby waives the right to dispute the Administrative Agent’s records of the terms of such telephonic notice, absent manifest error.

(c) The Administrative Agent shall promptly give each Lender notice by telephone (confirmed in writing) or by telecopy or facsimile transmission of the matters covered by the notices given to the Administrative Agent pursuant to this Section 2.05.

ARTICLE III

GENERAL LOAN TERMS

Section 3.01 Intentionally Omitted.

Section 3.02 Interest.

(a) Borrower agrees to pay interest in respect of the unpaid principal amount of the Term Loan from the respective dates such principal amounts were advanced to maturity (whether by acceleration, notice of prepayment or otherwise) at rates per annum equal to the applicable rates indicated below:

(i)	For Base Rate Loans – The Base Rate in effect from time to time; or

(ii)	For Eurodollar Loans – The relevant LIBOR plus the Applicable Margin;

(b) Overdue principal and, to the extent not prohibited by applicable law, overdue interest, in respect of the Term Loan, and all other overdue amounts owing hereunder, shall bear interest from each date that such amounts are overdue:

(i) in the case of overdue principal and interest with respect to the portion of the Term Loan outstanding as Eurodollar Loans, at the rate otherwise applicable for the then-current Interest Period (including the Applicable Margin) plus an additional two percent (2.0%) per annum; thereafter at the rate in effect for Base Rate Loans plus an additional two percent (2.0%) per annum; and

(ii) in the case of overdue principal and interest with respect to the portion of the Term Loan outstanding as Base Rate Loans, and all other Obligations hereunder, at the rate in effect for Base Rate Loans plus an additional two percent (2.0%) per annum;

(c) Interest on the Term Loan shall accrue from and including the date of such Loan to but excluding the date of any repayment thereof. Interest on all Base Rate Loans shall be payable quarterly in arrears on the last calendar day of each calendar quarter in each year. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of Interest Periods in excess of three months, on each day which occurs every three (3) months, as the case may be, after the initial date of such Interest Period. Interest on all Loans shall be payable on any conversion of any Loans into Loans of another Type, prepayment (on the amount prepaid), at maturity (whether by acceleration, notice of prepayment or otherwise) and, after maturity, on demand; and

(d) The Administrative Agent, upon determining LIBOR for any Interest Period, shall promptly notify by telephone (confirmed in writing) or in writing Borrower and the other Lenders. Any such determination shall, absent manifest error, be final, conclusive and binding for all purposes.

Section 3.03 Interest Periods.

(a) In connection with the making or continuation of, or conversion into, each Eurodollar Loan, Borrower shall select an Interest Period to be applicable to such Eurodollar Loans, which Interest Period shall be either a one (1), two (2), three (3) or six (6) month period.

(b) Notwithstanding paragraph (a):

(i) The Interest Period for any Eurodollar Loan shall commence on the date such Loan is made (including the date of any conversion from a Base Rate Loan) and each Interest Period occurring thereafter in respect of a continuation of such Loan or conversion to any Eurodollar Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires;

(ii) If any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period in respect of a Eurodollar Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iii) Any Interest Period in respect of a Eurodollar Loan that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall, subject to part (iv) below, expire on the last Business Day of such calendar month;

(iv) No Interest Period shall extend beyond the Maturity Date; and

(v) There shall be no more than four (4) Interest Periods outstanding at any time.

Section 3.04 Fees. Borrower shall pay to the Administrative Agent and the Lenders such arrangement fees, up front fees and other fees for their respective services in the respective amounts as previously agreed in writing by Borrower with the Administrative Agent.

Section 3.05 Prepayments of Term Loan.

(a) Borrower may, at its option, prepay the Term Loan at any time in whole, or from time to time in part, in amounts aggregating $1,000,000 or any greater integral multiple of $1,000,000 by paying the principal amount to be prepaid together with interest accrued and unpaid thereon to the date of prepayment, together with, in the case of Eurodollar Loans, all compensation payments pursuant to Section 3.11 if such prepayment is made on a date other than the last day of the Interest Period applicable thereto.

(b) Borrower shall give written notice substantially in the form attached hereto as Exhibit L (a “Notice of Prepayment”) (or telephonic notice confirmed in writing) to the Administrative Agent of any intended prepayment of the Term Loan not less than (i) three (3) Business Days prior to any prepayment of Eurodollar Loans and (ii) one (1) Business Day prior to any prepayment of Base Rate Loans. Such notice, once given, shall be irrevocable and shall specify (w) the date of repayment, (x) the amount of repayment, (y) whether the repayment is of Eurodollar Loans or Base Rate Loans or a combination thereof (including the amount allocable to each). Upon receipt of such notice of prepayment, the Administrative Agent shall promptly notify each Lender of the contents of such notice and of such Lender’s share of such prepayment.

(c) All optional prepayments shall be applied first, unless otherwise directed by the Borrower, to the next eight (8) scheduled principal installments in direct order of maturity and second, to the remaining principal installments on a pro rata basis. In the absence of a designation by Borrower, the Administrative Agent shall, subject to the foregoing, make such designation in its sole discretion. All voluntary prepayments shall be applied to the payment of interest on the Borrowings prepaid before application to principal.

Section 3.06 Payments, etc.

(a) Except as otherwise specifically provided herein, all payments under this Agreement and the other Credit Documents shall be made without defense, set-off or counterclaim to the Administrative Agent not later than 12:00 Noon (Charlotte, North Carolina time) on the date when due with respect to any Loan, (including any fee, commission or other amount with respect thereto), in immediately available funds at its Payment Office.

(b)

(i) All such payments shall be made free and clear of and without deduction or withholding for any Taxes in respect of this Agreement, the Term Notes or other Credit Documents, or any payments of principal, interest, fees or other amounts payable hereunder or thereunder (but excluding, except as provided in paragraph (iii) hereof, any Taxes imposed on the overall net income of the Lenders pursuant to the laws of the jurisdiction in which the principal executive office or appropriate Lending Office of such Lender is located). If any Taxes are so levied or imposed, Borrower agrees (A) to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every net payment of all amounts due hereunder and under the Term Notes and other Credit Documents, after withholding or deduction for or on account of any such Taxes (including additional sums payable under this Section 3.06), will not be less than the full amount provided for herein had no such deduction or withholding been required, (B) to make such withholding or deduction and (C) to pay the full amount deducted to the relevant authority in accordance with applicable law. Borrower will furnish to the Administrative Agent and each Lender, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower. Borrower will indemnify and hold harmless the Administrative Agent and each Lender and reimburse the Administrative Agent and each Lender upon written request for the amount of any Taxes so levied or imposed and paid by the Administrative Agent or Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or illegally asserted. A certificate as to the amount of such payment by such Lender or the Administrative Agent, absent manifest error, shall be final, conclusive and binding for all purposes.

(ii) Each Lender that is organized under the laws of any jurisdiction other than the United States of America or any State thereof (including the District of Columbia) agrees to furnish to Borrower and the Administrative Agent, on the Closing Date and otherwise prior to the time it becomes a Lender hereunder, two copies of either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN or any successor forms thereto (wherein such Lender claims entitlement to complete exemption from or reduced rate of U.S. Federal withholding tax on interest paid by Borrower hereunder) and to provide to Borrower and the Administrative Agent a new Form W-8ECI or Form W-8BEN or any successor forms thereto if any previously delivered form is found to be incomplete or incorrect in any material respect or upon the obsolescence of any previously delivered form.

(iii) Borrower shall also reimburse the Administrative Agent and each Lender, upon written request, for any Taxes imposed (including, without limitation, Taxes imposed on the overall net income of the Administrative Agent or Lender or its applicable Lending Office pursuant to the laws of the jurisdiction in which the principal executive office or the applicable Lending Office of the Administrative Agent or Lender is located) as the Administrative Agent or Lender shall determine are payable by the Administrative Agent or Lender in respect of amounts paid by or on behalf of Borrower to or on behalf of the Administrative Agent or Lender pursuant to paragraph (i) hereof.

(c) Subject to Section 3.03(b)(ii), whenever any payment to be made hereunder or under any Term Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the applicable rate during such extension.

(d) All computations of interest and fees shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed), except that interest on Base Rate Loans shall be computed on the basis of a year of 365 days for the actual number of days. Interest on Base Rate Loans shall be calculated based on the Base Rate from and including the date of such Loan to but excluding the date of the repayment or conversion thereof. Interest on Eurodollar Loans shall be calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

(e) Payment by Borrower to the Administrative Agent in accordance with the terms of this Agreement shall, as to Borrower, constitute payment to the Lenders under this Agreement.

Section 3.07 Interest Rate Not Ascertainable, etc. In the event that the Administrative Agent or any Lender shall have determined (which determination shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all parties) that on any date for determining LIBOR for any Interest Period, by reason of any changes arising after the date of this Agreement affecting the London interbank market, or the Administrative Agent’s or such Lender’s position in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR, then, and in any such event, the Administrative Agent shall forthwith give notice (by telephone confirmed in writing) to Borrower and to the Lenders, of such determination and a summary of the basis for such determination. Until the Administrative Agent notifies Borrower that the circumstances giving rise to the suspension described herein no longer exist, the obligations of the Lenders to make or permit portions of the Term Loan to remain outstanding past the last day of the then current Interest Periods as Eurodollar Loans shall be suspended, and such affected Eurodollar Loans shall be repaid or converted to a Base Rate Loan; provided that if Borrower elects to make such conversion, Borrower shall pay any and all costs, fees and other expenses incurred by the Administrative Agent and the Lenders in effecting such conversion.

Section 3.08 Illegality.

(a) In the event that any Lender shall have determined (which determination shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all parties) at any time that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any applicable law, governmental rule, regulation, guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, in any such event, the Lender shall give prompt notice (by telephone confirmed in writing) to Borrower and to the Administrative Agent of such determination and a summary of the basis for such determination (which notice the Administrative Agent shall promptly transmit to the other Lenders).

(b) Upon the giving of the notice to Borrower referred to in subsection (a) above, (i) Borrower’s right to request and such Lender’s obligation to make Eurodollar Loans shall be immediately suspended, and such Lender shall make a Base Rate Loan as part of the requested borrowing of Eurodollar Loans, which Base Rate Loan shall, for all other purposes, be considered part of such borrowing, and (ii) if the affected Eurodollar Loans are then outstanding, such Eurodollar Loans shall be repaid or converted to a Base Rate Loan; provided that if Borrower elects to make such conversion, Borrower shall pay any and all costs, fees and other expenses incurred by the Administrative Agent and the Lenders in effecting such conversion; provided further that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.08(b).

Section 3.09 Increased Costs.

(a)

(i) If, by reason of (x) after the date hereof, the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (y) the compliance with any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law):

(A) any Lender (or its applicable Lending Office) shall be subject to any tax, duty or other charge with respect to its Eurodollar Loans, or its obligation to make Eurodollar Loans or the basis of taxation of payments to any Lender of the principal of or interest on its Eurodollar Loans, or its obligation to make Eurodollar Loans shall have changed (except for changes in the tax on the overall net income of such Lender or its applicable Lending Office imposed by the jurisdiction in which such Lender’s principal executive office or applicable Lending Office is located); or

(B) any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender’s applicable Lending Office shall be imposed or deemed applicable or any other condition affecting its Eurodollar Loans or its obligation to make Eurodollar Loans shall be imposed on any Lender or its applicable Lending Office or the London interbank market;

and as a result thereof there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Loans or there shall be a reduction in the amount received or receivable by such Lender or its applicable Lending Office, or

(ii) in the event that any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy not currently in effect or fully applicable as of the Closing Date, or any change therein or in the interpretation or application thereof after the Closing Date, or compliance by such Lender with any request or directive regarding capital adequacy not currently in effect or fully applicable as of the Closing Date (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from a central bank or governmental authority or body having jurisdiction, does or shall have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such law, treaty, rule, regulation, guideline or order, or such change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material;

then, in the case of (i) or (ii) above, upon written notice from and demand by such Lender on Borrower (with a copy of such notice and demand to the Administrative Agent), Borrower shall pay to the Administrative Agent for the account of such Lender within five (5) Business Days after the date of such notice and demand, additional amounts sufficient to indemnify such Lender against such increased cost or reduced yield. A certificate as to the amount of such increased cost or reduced yield submitted to Borrower and the Administrative Agent by such Lender in good faith and accompanied by a statement prepared by such Lender describing in reasonable detail the basis for and calculation of such increased cost, shall, except for manifest error, be final, conclusive and binding for all purposes.

In addition, if at any time a Eurodollar Reserve Percentage greater than 0% is imposed on any Lender, Borrower shall pay to such Lender additional interest on the unpaid principal amount of the Eurodollar Loans of such Lender until such principal amount is paid in full at an interest rate per annum equal at all times to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable LIBOR for such Eurodollar Loan for such Interest Period by (ii) 1.00 minus the Eurodollar Reserve Percentage, payable on each date on which interest is payable on such Eurodollar Loan. Such additional interest, if any, shall be determined by such Lender and notified to Borrower through the Administrative Agent.

(b) If any Lender shall advise the Administrative Agent that at any time, because of the circumstances described in clauses (x) or (y) in Section 3.09(a) or any other circumstances beyond such Lender’s reasonable control arising after the date of this Agreement affecting such Lender or the London interbank market or such Lender’s position in such markets, LIBOR as determined by the Administrative Agent, will not adequately and fairly reflect the cost to such Lender of funding its Eurodollar Loans, then, and in any such event:

(i) the Administrative Agent shall forthwith give notice (by telephone confirmed in writing) to Borrower and to the other Lenders of such advice; and

(ii) Borrower’s right to request and such Lender’s obligation to make or permit portions of the Eurodollar Loans to remain outstanding past the last day of the then current Interest Periods as Eurodollar Loans shall be immediately suspended.

(c) Each Lender or Administrative Agent shall make written demand on Borrower for indemnification or compensation pursuant to this Section 3.09 no later than sixty (60) days after the event giving rise to the claim for indemnification or compensation occurs. In the event that any Lender or Administrative Agent fails to give Borrower notice within the time limitations prescribed in the foregoing sentence, Borrower shall not have any obligation to pay such claim for compensation or indemnification for such period of delay.

Section 3.10 Lending Offices.

(a) Each Lender agrees that, if requested by Borrower, it will use reasonable efforts (subject to overall policy considerations of such Lender) to designate an alternate Lending Office with respect to any of its Eurodollar Loans affected by the matters or circumstances described in Sections 3.06(b), 3.07, 3.08 or 3.09 to reduce the liability of Borrower or avoid the results provided thereunder, so long as such designation is not materially disadvantageous to such Lender as determined by such Lender, which determination if made in good faith, shall be conclusive and binding on all parties hereto. Nothing in this Section 3.10 shall affect or postpone any of the obligations of Borrower or any right of any Lender provided hereunder.

(b) If any Lender that is organized under the laws of any jurisdiction other than the United States of America or any State thereof (including the District of Columbia) issues a public announcement with respect to the closing of its lending offices in the United States such that any withholdings or deductions and additional payments with respect to Taxes may be required to be made by Borrower thereafter pursuant to Section 3.06(b), such Lender shall use reasonable efforts to furnish Borrower notice thereof as soon as practicable thereafter; provided, however, that no delay or failure to furnish such notice shall in any event release or discharge Borrower from its obligations to such Lender pursuant to Section 3.06(b) or otherwise result in any liability of such Lender.

Section 3.11 Funding Losses. Borrower shall compensate each Lender, upon its written request to Borrower (which request shall set forth the basis for requesting such amounts in reasonable detail and which request shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all of the parties hereto), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Loans and any foreign exchange costs), to the extent not recoverable by such Lender in connection with a re-employment of such funds and including loss of anticipated profits, which the Lender may sustain: (i) if for any reason (other than a default by such Lender) a Borrowing of, or conversion to or continuation of, Eurodollar Loans to Borrower does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (ii) if any repayment (including mandatory prepayments and any conversions pursuant to Section 3.08(b)) of any Eurodollar Loan by Borrower occurs on a date which is not the last day of an Interest Period applicable thereto, (iii) if such Lender assigns its rights and obligations pursuant to Section 10.06(g) or (iv) if, for any reason, Borrower defaults in its obligation to repay its Eurodollar Loans when required by the terms of this Agreement. In no circumstance will Borrower be responsible for losses (other than administrative costs) where interest rates have increased as of the date of determination of funding losses hereunder.

Section 3.12 Assumptions Concerning Funding of Eurodollar Loans. Calculation of all amounts payable to a Lender under this Article III shall be made as though that Lender had actually funded its relevant Eurodollar Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such Eurodollar Loans in an amount equal to the amount of the Eurodollar Loans and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar Loans from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided however, that each Lender may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article III.

Section 3.13 Apportionment of Payments. Aggregate principal and interest payments in respect of the Term Loan and payments in respect of any fee, commission or other amount payable to the Lenders under this Agreement or any Term Note shall be apportioned among the Lenders based on the Lenders’ respective Pro Rata Share of the Term Loan. The Administrative Agent shall promptly distribute to each Lender at its Payment Office or such other address as any Lender may request its Pro Rata Share of all such payments received by the Administrative Agent.

Section 3.14 Sharing of Payments, Etc. If any Lender shall obtain any payment or reduction (including, without limitation, any amounts received as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code) of the Obligations (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its pro rata portion of payments or reductions on account of such obligations obtained by all the Lenders, such Lender shall forthwith (i) notify each of the other Lenders and Administrative Agent of such receipt, and (ii) purchase from the other Lenders such participations in the affected obligations as shall be necessary to cause such purchasing Lender to share the excess payment or reduction, net of costs incurred in connection therewith, ratably with each of them, provided that if all or any portion of such excess payment or reduction is thereafter recovered from such purchasing Lender or additional costs are incurred, the purchase shall be rescinded and the purchase price restored to the extent of such recovery or such additional costs, but without interest unless the Lender obligated to return such funds is required to pay interest on such funds. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

Section 3.15 Benefits to Guarantors. In consideration of the execution and delivery by the Guarantors of the Guaranty Agreements, Borrower agrees, subject to the terms hereof, to make extensions of credit hereunder available to the Guarantors.

ARTICLE IV

CONDITIONS TO CLOSING

The obligations of each Lender to make the Term Loan to Borrower hereunder subject to the satisfaction of the following conditions:

Section 4.01 Conditions Precedent to Closing and Extension of Term Loan. On the Closing Date, Borrower shall have satisfied each of the following conditions:

(a) Borrower shall have paid (or the Administrative Agent shall be satisfied with arrangements made to use a portion of the proceeds of the Term Loan to pay) to the Administrative Agent and the Lenders the fees set forth or referenced in Section 3.04 and any other accrued and unpaid fees, out-of-pocket expenses or commissions due hereunder (including, without limitation, legal fees and expenses) related to due diligence performed by the Administrative Agent or in connection with the closing of the transactions contemplated by this Agreement.

(b) The Administrative Agent shall have received the following, in form and substance reasonably satisfactory in all respects to the Lenders and (except for the Term Notes) in sufficient number for each Lender:

(i) the duly executed counterparts of this Agreement;

(ii) the duly executed Term Notes;

(iii) the duly executed Guaranty Agreements;

(iv) a duly executed certificate of Parent and Borrower, in substantially the form of Exhibit E attached hereto and appropriately completed, certifying that (i) the representations and warranties set forth in Article V hereof are true and correct on and as of such date with the same effect as though made on and as of such date, (ii) Borrower and the Guarantors are in compliance with all the terms and provisions set forth in this Agreement and the other Credit Documents or their respective parts to be observed or performed, (iii) on the Closing Date, no Default or Event of Default, will have occurred or be continuing and (iv) as of the Closing Date, there has been no materially adverse change in the financial condition of the Parent and its Subsidiaries as reflected in the pro forma financial statements delivered to the Administrative Agent prior to the Closing Date;

(v) a duly executed solvency certificate of Borrower and the Guarantors, in form and substance satisfactory to the Lenders;

(vi) certificates of the Secretary or Assistant Secretary of each of the Credit Parties attaching and certifying copies of the resolutions of the boards of directors of the Credit Parties, authorizing as applicable the execution, delivery and performance of the Credit Documents;

(vii) certificates of the Secretary or an Assistant Secretary of each of the Credit Parties certifying (i) the name, title and true signature of each officer of such entities executing the Credit Documents, and (ii) the bylaws or comparable governing documents of such entities;

(viii) certified copies of the certificate or articles of incorporation of each Credit Party certified by the Secretary of State or the Secretary or Assistant Secretary of such Credit Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation or organization of such Credit Party;

(ix) copies of all documents and instruments, including all consents, authorizations and filings, required or advisable under any Requirement of Law or by any material Contractual Obligation of the Credit Parties, in connection with the execution, delivery, performance, validity and enforceability of the Credit Documents and the other documents to be executed and delivered hereunder, and such consents, authorizations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired;

(x) certificates of insurance issued on behalf of insurers of Borrower and the Guarantors, describing in reasonable detail the types and amounts of insurance maintained by Borrower and the Guarantors;

(xi) the favorable opinion of Jones Day, counsel to the Credit Parties, substantially in the form of Exhibit F-1 addressed to the Administrative Agent and each of the Lenders and the favorable opinion of in-house general counsel to the Credit Parties, substantially in the form of Exhibit F-2 addressed to the Administrative Agent and each of the Lenders;

(xii) all corporate proceedings and all other legal matters in connection with the authorization, legality, validity and enforceability of the Credit Documents shall be reasonably satisfactory in form and substance to the Required Lenders;

(xiii) projected income statements, projected balance sheets, and projected statements of cash flow of the Consolidated Companies, all prepared in accordance with GAAP, on an annual basis for the five (5) year period following the Closing Date;

(xiv) unaudited financial statements of the Consolidated Companies for the quarterly period ending on September 30, 2007; and

(xv) audited financial statements for the Consolidated Companies for the fiscal year ended December 31, 2006.

(c) There shall exist no Default or Event of Default.

(d) All representations and warranties by Parent and Borrower contained herein shall be true and correct in all material respects as of the Closing Date.

(e) The Term Loan and the use of proceeds thereof shall not contravene, violate or conflict with, or involve the Administrative Agent or any Lender in a violation of, the Margin Regulations or any other material law, rule, injunction, or regulation, or determination of any court of law or other governmental authority applicable to Borrower.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Parent and Borrower (as to each of them and all other Consolidated Companies) represent and warrant as follows:

Section 5.01 Corporate Existence; Compliance with Law. Each of the Credit Parties is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Credit Parties (i) has the corporate or limited liability company power and authority and the legal right to own and operate its property and to conduct its business, (ii) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership of property or the conduct of its business requires such qualification, and (iii) is in compliance with all Requirements of Law, except where the failure to duly qualify or to comply with applicable Requirements of Law would not have a Materially Adverse Effect.

Section 5.02 Corporate Power; Authorization. Each of the Credit Parties has the corporate or limited liability company power and authority to make, deliver and perform the Credit Documents to which it is a party and has taken all necessary corporate or limited liability action to authorize the execution, delivery and performance of such Credit Documents. No consent or authorization of, or filing with, any Person (including, without limitation, any governmental authority), is required in connection with the execution, delivery or performance by any Credit Party, or the validity or enforceability against any Credit Party, of the Credit Documents, other than such consents, authorizations or filings which have been made or obtained.

Section 5.03 Enforceable Obligations. This Agreement and each other Credit Document has been duly authorized, executed and delivered by the respective Credit Parties, and this Agreement and each other Credit Document constitute legal, valid and binding obligations of the Credit Parties, respectively, enforceable against the Credit Parties in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 5.04 No Contractual or Legal Bar. The execution, delivery and performance by Borrower and each Guarantor of the Credit Documents to which it is a party (a) will not contravene any material provision of any Requirement of Law, (b) will not conflict with or be inconsistent with or result in any breach of, or constitute a default under, any Contractual Obligations of any Consolidated Company that would result in liability to any Credit Party of $500,000 or more in the aggregate or otherwise result in a Materially Adverse Effect, (c) will not violate any provision of the certificate of incorporation (or equivalent thereof) or bylaws (or equivalent thereof) of Borrower or any Guarantor, (d) will not require the consent, approval or authorization of any governmental or non-governmental authority or Person and (e) will not result in the creation of any Lien upon the assets or properties of Parent and its Subsidiaries, other than those Liens permitted under Section 7.01.

Section 5.05 No Material Litigation or Investigations. Except for matters previously disclosed in the Parent’s filings with the SEC on or prior to the Closing Date, no litigation, investigations or proceedings of or before any courts, tribunals, arbitrators or governmental authorities are pending or, to the knowledge of Parent and Borrower, threatened by or against any of the Consolidated Companies, or against any of their respective properties or rights, existing or future (a) with respect to any Credit Document or any of the transactions contemplated hereby or thereby, (b) which affects the ability of the Borrower or any Guarantor to perform their respective obligations under any Credit Document, or (c) which, if adversely determined, would reasonably be expected to have a Materially Adverse Effect.

Section 5.06 Investment Company Act, Etc. None of the Consolidated Companies is an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).

Section 5.07 Margin Regulations. No part of the proceeds of any of the Term Loan will be used for any purpose which violates, or which would be inconsistent or not in compliance with, the provisions of the applicable Margin Regulations.

Section 5.08 Compliance With Environmental Laws.

(a) The Consolidated Companies have received no notices of claims or potential liability under, and are in compliance with, all applicable Environmental Laws, where such claims and liabilities under, and failures to comply with, such statutes, regulations, rules, ordinances, laws or licenses, would reasonably be expected to result in penalties, fines, claims or other liabilities to the Consolidated Companies having a Materially Adverse Effect.

(b) None of the Consolidated Companies has received any notice of violation, or notice of any action, either judicial or administrative, from any governmental authority (whether United States or foreign) relating to the actual or alleged violation of any Environmental Law, including, without limitation, any notice of any actual or alleged spill, leak, or other release of any Hazardous Substance, waste or hazardous waste by any Consolidated Company or its employees or agents, or as to the existence of any contamination on any properties owned by any Consolidated Company, where any such violation, spill, leak, release or contamination would reasonably be expected to result in penalties, fines, claims or other liabilities to the Consolidated Companies having a Materially Adverse Effect.

(c) The Consolidated Companies have obtained all necessary governmental permits, licenses and approvals which are material to the operations conducted on their respective properties, including without limitation, all required material permits, licenses and approvals for (i) the emission of air pollutants or contaminants, (ii) the treatment or pretreatment and discharge of waste water or storm water, (iii) the treatment, storage, disposal or generation of hazardous wastes, (iv) the withdrawal and usage of ground water or surface water, and (v) the disposal of solid wastes.

Section 5.09 Insurance. The Credit Parties currently maintain insurance with respect to their respective properties and businesses, with financially sound and reputable insurers, having coverage against losses or damages of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance being the types, and in amounts no less than those amounts which are, customary for such companies under similar circumstances; provided, however, that the Company may self insure in amounts satisfactory to management, subject to the provisions of Section 6.06(a). The Consolidated Companies have paid all material amounts of insurance premiums now due and owing with respect to such insurance policies and coverage, and such policies and coverage are in full force and effect.

Section 5.10 No Default. None of the Consolidated Companies is in default under or with respect to any material Contractual Obligation in any respect.

Section 5.11 No Burdensome Restrictions. None of the Consolidated Companies is a party to or bound by any Contractual Obligation or Requirement of Law which has had or would reasonably be expected to have a Materially Adverse Effect.

Section 5.12 Taxes. Each of the Consolidated Companies has filed or caused to be filed all declarations, reports and tax returns which are required to have been filed, and has paid all taxes, custom duties, levies, charges and similar contributions (“taxes” in this Section 5.12) shown to be due and payable on said returns or on any assessments made against it or its properties, and all other taxes, fees or other charges imposed on it or any of its properties by any governmental authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in its books or where the aggregate sum of taxes unpaid is less than $500,000); and no tax liens have been filed and, to the knowledge of Parent and Borrower, no claims are being asserted with respect to any such taxes, fees or other charges.

Section 5.13 Subsidiaries. Schedule 5.13 accurately describes as of the Closing Date (1) the complete name of each Subsidiary of Parent, (2) the jurisdiction of incorporation or organization of each Subsidiary of Parent, (3) the ownership of all issued and outstanding Capital Stock of each Subsidiary of Parent and (4) whether such Subsidiary is a Material Subsidiary. Except as disclosed on Schedule 5.13, Parent has no Subsidiaries and neither Parent nor any Subsidiary is a joint venture partner or general partner in any partnership. Each of the Subsidiaries that is not a Guarantor is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, is duly qualified to transact business in every jurisdiction where the failure to so qualify would have a Materially Adverse Effect, and has all corporate or limited liability company powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now as now conducted in each case where the failure to have the same would have a Materially Adverse Effect.

Section 5.14 Financial Statements. The audited balance sheet of the Consolidated Companies as of December 31, 2006, and the related audited statements of income and retained earnings and cash flows for the fiscal year then ended, copies of which have been delivered to the Lenders, are complete and correct and fairly present, in conformity with GAAP, the financial position of the Consolidated Companies as of such date and time. The Consolidated Companies do not have any material contingent obligations, contingent liabilities or other obligations which are not reflected in the balance sheet referenced above or the footnotes thereto. Since December 31, 2006, there have been no changes with respect to the Consolidated Companies which has had or would reasonably be expected to have a Materially Adverse Effect.

Section 5.15 ERISA.

(a) Identification of Plans. (i) None of the Consolidated Companies nor any of their respective ERISA Affiliates maintains or contributes to, or has during the past two years maintained or contributed to, any Plan that is subject to Title IV of ERISA, except for a Plan which was subject to Title IV, was established for the benefit of two former employees of Insurity LLC (as the acquirer of SteelCard, LLC), lawfully terminated on September 30, 2006, and the last distribution from which was made on May 23, 2007 and (ii) none of the Consolidated Companies maintains or contributes to any Foreign Plan, except for a group life insurance plan (Canada Life policy no. G90689) and a group personal pension plan (Aegon Scottish Equitable policy no. 105564), each of which has been established by i2 Limited;

(b) Compliance. Each Plan and each Foreign Plan maintained by the Consolidated Companies have at all times been maintained, by their terms and in operation, in compliance with all applicable laws, and the Consolidated Companies are subject to no tax or penalty with respect to any Plan maintained or contributed to by such Consolidated Company or any ERISA Affiliate thereof, including without limitation, any tax or penalty under Title I or Title IV of ERISA or under Chapter 43 of the Tax Code, or any tax or penalty resulting from a loss of deduction under Sections 404, or 419 of the Tax Code, where the failure to comply with such laws, and such taxes and penalties, together with all other liabilities referred to in this Section 5.15 (taken as a whole), would in the aggregate have a Materially Adverse Effect;

(c) Liabilities. The Consolidated Companies are subject to no liabilities (including withdrawal liabilities) with respect to any Plans or Foreign Plans maintained or contributed to by such Consolidated Companies or any of their ERISA Affiliates, including without limitation, any liabilities arising from Titles I or IV of ERISA, other than obligations to fund benefits under an ongoing such Plan and to pay current contributions, expenses and premiums with respect to such Plans or Foreign Plans, where such liabilities, together with all other liabilities referred to in this Section 5.15 (taken as a whole), would in the aggregate have a Materially Adverse Effect;

(d) Funding. The Consolidated Companies and, with respect to any Plan which is subject to Title IV of ERISA, each of their respective ERISA Affiliates, have made full and timely payment of all amounts (A) required to be contributed by any of them under the terms of each Plan and applicable law, and (b) required to be paid as expenses by any of them (including PBGC or other premiums) of each Plan, where the failure to pay such amounts (when taken as a whole, including any penalties attributable to such amounts) would have a Materially Adverse Effect. No Plan maintained by a Consolidated Company subject to Title IV of ERISA has an “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA, determined as if such Plan terminated on any date on which this representation and warranty is deemed made), in any amount which, together with all other liabilities referred to in this Section 5.15 (taken as a whole), would have a Materially Adverse Effect if such amount were then due and payable. The Consolidated Companies are subject to no liabilities with respect to post-retirement medical benefits other than those accrued on the Consolidated Companies’ financial statements; and

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(e) With respect to any Foreign Plan, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction where the Foreign Subsidiary maintains its principal place of business or in which the Foreign Plan is maintained. The aggregate unfunded liabilities, after giving effect to any reserves for such liabilities, with respect to such Foreign Plans, together with all other liabilities referred to in this Section 5.15 (taken as a whole), would not have a Materially Adverse Effect.

Section 5.16 Possession of Franchises, Licenses, Etc. Each of the Consolidated Companies possesses all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, that are necessary in any material respect for the ownership, maintenance and operation of its properties and assets, and none of the Consolidated Companies is in violation of any thereof in any material respect.

Section 5.17 Patents, Trademarks, Licenses, Etc. (i) The Consolidated Companies have obtained and hold in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses and other such rights, free from burdensome restrictions, which are necessary for the operation of their respective businesses as presently conducted and where the result of a failure to obtain and hold such patents, trademarks, service marks, trade names, copyrights, licenses and other such rights would have a Materially Adverse Effect, and (ii) to the knowledge of Parent and Borrower, no product, process, method, service or other item presently sold by or employed by any Consolidated Company in connection with such business infringes any patents, trademark, service mark, trade name, copyright, license or other right owned by any other person and there is not presently pending, or to the knowledge of Parent and Borrower, threatened, any claim or litigation against or affecting any Consolidated Company contesting such Person’s right to sell or use any such product, process, method, substance or other item where the result of such failure to obtain and hold such benefits or such infringement would have a Materially Adverse Effect.

Section 5.18 Ownership of Property. Each Consolidated Company has good and marketable fee simple title to or a valid leasehold interest in all of its real property and good title to, or a valid leasehold interest in, all of its other material assets, as such properties are reflected in the most recent financial statements delivered by Borrower to the Administrative Agent, other than properties disposed of in the ordinary course of business since such date or as otherwise permitted by the terms of this Agreement, subject to no Lien or title defect of any kind, except Liens permitted under Section 7.01. The Consolidated Companies enjoy peaceful and undisturbed possession under all of their respective leases.

Section 5.19 Financial Condition. On the Closing Date and after giving effect to the transactions contemplated by this Agreement, the Guaranty Agreements and the other Credit Documents, including without limitation, the use of the proceeds of the Loans as provided in Section 2.01(b), each of the Credit Parties is Solvent.

Section 5.20 Labor Matters. The Consolidated Companies have experienced no strikes, labor disputes, slow downs or work stoppages due to labor disagreements which have had, or would reasonably be expected to have, a Materially Adverse Effect, and, to the best knowledge of Parent and Borrower, there are no such strikes, disputes, slow downs or work stoppages threatened against any Consolidated Company which if they occurred, would reasonably be expected to have a Materially Adverse Effect. The hours worked and payment made to employees of the Consolidated Companies have not been in violation in any material respect of the Fair Labor Standards Act (in the case of Consolidated Companies that are not Foreign Subsidiaries) or any other applicable law dealing with such matters. All payments due from the Consolidated Companies, or for which any claim may be made against the Consolidated Companies, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as liabilities on the books of the Consolidated Companies in all jurisdictions where the failure to pay or accrue such liabilities would reasonably be expected to have a Materially Adverse Effect.

Section 5.21 Payment or Dividend Restrictions. None of the Consolidated Companies is party to or subject to any agreement or understanding restricting or limiting the payment of any dividends or other distributions by any such Consolidated Company, except as set forth in the Revolving Credit Documents.

Section 5.22 Outstanding Indebtedness. Schedule 5.22 lists all outstanding Indebtedness of the Consolidated Companies as of September 30, 2007, and since September 30, 2007, no additional material Indebtedness has been incurred by the Consolidated Companies (other than, as applicable, the Obligations). There exists no default under the provisions of any instrument evidencing or securing Indebtedness of Parent or any of its Subsidiaries or of any agreement otherwise relating thereto which has had or would reasonably be expected to have a Materially Adverse Effect.

Section 5.23 Disclosure. No representation or warranty contained in this Agreement (including the Schedules attached hereto) or in any other document furnished from time to time pursuant to the terms of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading in any material respect as of the date made or deemed to be made. The projections delivered pursuant to Section 4.01(b)(xiii) represent good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of Parent and its Subsidiaries for the period included in such projections, however, such projections do not constitute a representation, warranty, or covenant regarding the Consolidated Companies’ future financial performance. There is no fact known to Parent or Borrower which is having, or is reasonably expected to have, a Materially Adverse Effect.

Section 5.24 OFAC. None of the Parent, any Subsidiary of the Parent or any Affiliate of the Parent or any Guarantor: (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Obligation shall remain unpaid, Parent and Borrower will (unless waived in writing by the Required Lenders):

Section 6.01 Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, (A) its corporate or limited liability company existence, except (i) for mergers, divestitures and consolidations permitted pursuant to Section 7.03, (ii) that a Subsidiary that is not a Material Subsidiary may dissolve, so long as either it has no assets or transfers all of its assets to one or more other Consolidated Companies and (iii) for conversions from a domestic corporation to a domestic limited liability company or from a domestic limited liability company to a domestic corporation, provided that such conversion may only be effected pursuant to a state statute which provides that the resulting entity shall be deemed to be the same entity as the converting entity for all purposes, including without limitation all rights, privileges, powers, debts and liabilities and shall constitute a continuation of the existence of the converting entity in the form of a domestic limited liability company or a domestic corporation, as the case may be, and (B) except where the failure to be so qualified would not reasonably be expected to have a Materially Adverse Effect, its qualification to do business as a foreign corporation in all jurisdictions where it conducts business or other activities making such qualification necessary.

Section 6.02 Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with, all Requirements of Law (including, without limitation, the Environmental Laws, ERISA and employee benefit laws) and Contractual Obligations applicable to or binding on any of them where the failure to comply with such Requirements of Law and Contractual Obligations would reasonably be expected to have a Materially Adverse Effect.

Section 6.03 Payment of Taxes and Claims, Etc. Pay, and cause each of its Subsidiaries to pay, (i) all taxes, assessments and governmental charges imposed upon it or upon its property, and (ii) all claims (including, without limitation, claims for labor, materials, supplies or services) which might, if unpaid, become a Lien upon its property, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and adequate reserves are maintained with respect thereto or the aggregate sum of taxes unpaid is less than $500,000.

Section 6.04 Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, containing complete and accurate entries of all their respective financial and business transactions in accordance with GAAP.

Section 6.05 Visitation, Inspection, Etc.

(a) Prior to the occurrence of a Default, permit, and cause each of its Subsidiaries to permit, any representative of any Lender at such Lender’s expense after reasonable notice during regular business hours (which date of visit shall be mutually agreed upon but shall not be later than 2 weeks after the date requested by such Lender) to visit and inspect, in the company of any of the Executive Officers or their designees and their independent public accountants, any of their respective properties, and to examine and make abstracts from any of their respective books and records and to discuss with any of the Executive Officers the respective affairs, finances and accounts of Parent and its Subsidiaries. Prior to the occurrence of a Default, each Lender shall be entitled to no more than two (2) such visits and inspections per year.

(b) After the occurrence of a Default, permit, and cause each of its Subsidiaries to permit, any representative of any Lender at Parent’s expense to visit and inspect, in the company of any of the Executive Officers or their designees and their independent public accountants, any of their respective properties, and to examine and make abstracts from any of their respective books and records and to discuss with any of the Executive Officers the respective affairs, finances and accounts of Parent and its Subsidiaries.

(c) To cooperate and assist, and to cause each of its Subsidiaries to cooperate and assist, in such visits and inspections set forth in paragraphs (a) and (b) above in this Section, in each case at such reasonable times and as often as may reasonably be desired; provided, however, that (i) in no event shall any Lender have access to information prohibited by law, and (ii) in the event any Lender desires to inspect confidential matters (which matters shall in no event include financial information and data of Parent or its Subsidiaries or other information the Lenders may require in order to determine compliance this Agreement) under this Section, such Lender shall executed a confidentiality agreement relating to such matters, which agreement shall contain reasonable terms acceptable to such Lender and its counsel. Notwithstanding the foregoing, Wachovia may disclose confidential information to governmental regulatory authorities in connection with any regulatory examination of Wachovia or in accordance with Wachovia’s regulatory compliance policy if Wachovia deems necessary for the mitigation of claims by those authorities against Wachovia or any of its subsidiaries or affiliates.

Section 6.06 Insurance; Maintenance of Properties.

(a) Maintain or cause to be maintained with financially sound and reputable insurers, insurance (including business interruption coverage) with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such amounts as are customary for such companies under similar circumstances; provided, however, that the Credit Parties may self-insure in amounts satisfactory to management. Upon the request of the Administrative Agent, Parent shall file with the Administrative

Agent a detailed list of such insurance then in effect stating the names of the insurance companies, the limits of liability of insurance, the date of expiration thereof, the Property and risks covered thereby and the insured with respect thereto, and, within 60 days after notice in writing from the Administrative Agent, obtain such additional insurance as the Required Lenders may reasonably request as a result of a material change in the circumstances or conditions affecting Parent’s business specifically or its type of business generally, provided that such additional insurance is available at a commercially reasonable cost.

(b) Cause, and cause each of the Consolidated Companies to cause, all properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, settlements and improvements thereof, all as in the judgment of Parent may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 6.06 shall prevent Parent from discontinuing the operation or maintenance of any such properties if such discontinuance is, in the judgment of Parent, desirable in the conduct of its business or the business of any Consolidated Company.

(c) Maintain in full force and effect all material patents, trademarks, service marks, trade names, copyrights, licenses and other such rights, free from burdensome restrictions, which are necessary for the operation of the businesses of the Consolidated Companies as presently conducted, except where the result of failure to obtain and hold such benefits would not have a Materially Adverse Effect.

Section 6.07 Reporting Covenants. Furnish to each Lender:

(a) Annual Financial Statements. As soon as available and in any event within the earlier of (i) eighty (80) days after the end of each fiscal year of Parent and (ii) five (5) days after the date of any required public filing thereof, audited balance sheets of the Consolidated Companies as at the end of such year, presented on a consolidated basis, and the related audited statements of income, and cash flows of the Consolidated Companies for such fiscal year, presented on a consolidated basis, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of the independent public accountants of comparable recognized national standing, which such report shall be unqualified as to going concern and scope of audit and shall state that such financial statements present fairly in all material respects the financial condition as at the end of such fiscal year on a consolidated basis, and the results of operations and statements of cash flows of the Consolidated Companies for such fiscal year in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b) Quarterly Financial Statements. As soon as available and in any event within the earlier of (i) fifty (50) days after the end of each fiscal quarter of Parent (other than the fourth fiscal quarter) and (ii) five (5) days after the date of any required public filing thereof for such fiscal quarter, balance sheets of the Consolidated Companies as at the end of such quarter presented on a consolidated basis and the related statements of income, shareholders’ equity, and cash flows of the Consolidated Companies for such fiscal quarter and for the portion of Parent’s fiscal year ended at the end of such quarter, presented on a consolidated basis, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Parent’s previous fiscal year, all in reasonable detail and accompanied by a certification by the chief financial officer or treasurer of Parent that such financial statements fairly present in all material respects the financial condition of the Consolidated Companies as at the end of such fiscal quarter on a consolidated basis, and the results of operations and statements of cash flows of the Consolidated Companies for such fiscal quarter and such portion of Parent’s fiscal year, in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of certain footnotes);

(c) Delivery of Information. Information required to be delivered pursuant to subsections (a) and (b) above shall be deemed to have been delivered if such information, or one or more annual, quarterly or other reports containing such information, shall have been posted on the Parent’s website on the internet at http://www.choicepoint.com or by the Administrative Agent on an IntraLinks, SyndTrak Online or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov; provided that the Borrower shall deliver paper copies and/or electronic copies of such information to the Administrative Agent or any Lender that requests such delivery; and provided further that such information shall only be deemed to have been delivered when posted on any such website upon notification by the Borrower to the Administrative Agent and the Lenders of such posting;

(d) No Default/Compliance Certificate. Together with the financial statements required pursuant to subsections (a) and (b) above, a certificate (with supporting details) of the treasurer of Parent substantially in the form of Exhibit H attached hereto (the “Compliance Certificate”) (i) to the effect that, based upon a review of the activities of the Consolidated Companies and such financial statements during the period covered thereby, there exists no Event of Default and no Default under this Agreement, or if there exists an Event of Default or a Default hereunder, specifying the nature thereof and the proposed response thereto, and (ii) demonstrating in reasonable detail compliance as at the end of such fiscal year or such fiscal quarter with Sections 6.08, 7.01, 7.04 and 7.05 and the definition of “Material Subsidiaries”;

(e) Auditor’s Statement. Together with the financial statements required pursuant to subsection (a) above, a statement of the accountants who prepared the report referred to therein, to the effect that, in connection with their audit, nothing has come to their attention which would cause them to believe that Parent or Borrower failed to comply with the terms, covenants, provisions or conditions of Sections 6.08, 7.01, 7.04 or 7.05, insofar as they relate to accounting matters;

(f) Notice of Default. Promptly, and no later than five (5) Business Days after any Executive Officer of Parent or Borrower has notice or knowledge of the occurrence of an Event of Default or a Default, a certificate of the chief financial officer or treasurer of Parent or Borrower specifying the nature thereof and the proposed response thereto;

(g) Litigation and Investigations. Promptly, and no later than ten (10) Business Days after any Executive Officer of Parent or Borrower has notice or knowledge thereof, notice of the institution of or any material adverse development in any material action, suit or proceeding or any governmental investigation or any arbitration, before any court or arbitrator or any governmental or administrative body, agency or official, against any Consolidated Company, or any material property of any thereof, or the threat of any such action, suit, proceeding, investigation or arbitration;

(h) Environmental Notices. Promptly, and no later than ten (10) Business Days after any Executive Officer of Parent or Borrower has notice or knowledge thereof, notice of any actual or alleged violation, or notice of any action, claim or request for information, either judicial or administrative, from any governmental authority relating to any actual or alleged claim, notice of potential responsibility under or violation of any Environmental Law, or any actual or alleged spill, leak, disposal or other release of any waste, petroleum product, or hazardous waste or Hazardous Substance by any Consolidated Company which could result in a Materially Adverse Effect;

(i) ERISA.

(i) Promptly, and no later than ten (10) Business Days after any Executive Officer of Parent or Borrower has notice or knowledge thereof, (A) with respect to any Plan maintained by any Consolidated Company or any ERISA Affiliate thereof, or any trust established thereunder, notice of a “reportable event” described in Section 4043 of ERISA and the regulations issued from time to time thereunder (other than a “reportable event” not subject to the provisions for 30-day notice to the PBGC under such regulations); or (B) any other event which could subject any Consolidated Company to any tax, penalty or liability under Title I or Title IV of ERISA or Chapter 43 of the Tax Code, or any tax or penalty resulting from a loss of deduction under Sections 404 or 419 of the Tax Code, or any tax, penalty or liability under any Requirement of Law applicable to any Foreign Plan, where any such taxes, penalties or liabilities could result in a Materially Adverse Effect;

(ii) Promptly after such notice must be provided to the PBGC, or to a Plan participant, beneficiary or alternative payee, any notice required under Section 101(d), 302(f)(4), 303, 307, 4041(b)(1)(A) or 4041(c)(1)(A) of ERISA or under Section 401(a)(29) or 412 of the Tax Code with respect to any Plan maintained by any Consolidated Company or any ERISA Affiliate thereof;

(iii) Promptly after receipt, any notice received by any Consolidated Company or any ERISA Affiliate thereof concerning the intent of the PBGC or any other governmental authority to terminate a Plan maintained or contributed to by such Company or ERISA Affiliate thereof which is subject to Title IV of ERISA, to impose any liability on such Company or ERISA Affiliate under Title IV of ERISA or Chapter 43 of the Tax Code;

(iv) Upon the request of the Administrative Agent, promptly upon the filing thereof with the Internal Revenue Service (“IRS”) or the Department of Labor (“DOL”), a copy of IRS Form 5500 or annual report for each Plan maintained by any Consolidated Company or ERISA Affiliate thereof which is subject to Title IV of ERISA;

(v) Upon the request of the Administrative Agent, but no more frequently than twice each calendar year, (A) true and complete copies of any and all documents, government reports and IRS determination or opinion letters or rulings for any Plan maintained or contributed to by any Consolidated Company from the IRS, PBGC or DOL, received within the preceding 12 months, (B) any reports filed with the IRS, PBGC or DOL with respect to a Plan maintained or contributed to by the Consolidated Companies or any ERISA Affiliate thereof filed within the preceding 12 months, or (C) a current statement of withdrawal liability for each Multiemployer Plan contributed to by any Consolidated Company or any ERISA Affiliate thereof;

(vi) Promptly, and no later than five (5) Business Days after any Executive Officer has notice of knowledge thereof, notice that (i) any material contributions to any Foreign Plan have not been made by the required due date for such contribution and such default cannot immediately be remedied, (ii) any Foreign Plan is not funded to the extent required by the law of the jurisdiction whose law governs such Foreign Plan based on the actuarial assumptions reasonably used at any time, or (iii) a material change is anticipated to any Foreign Plan that may have a Materially Adverse Effect;

(j) Liens. Promptly, and no later than five (5) Business Days after any Executive Officer of Parent or Borrower has notice or knowledge thereof, notice of the filing of any federal statutory Lien, tax or other state or local government Lien or any other Lien affecting their respective properties, other than those Liens expressly permitted by Section 7.01;

(k) New Material Subsidiaries. Within 30 days after the formation, acquisition or existence of any new Material Subsidiary, or any other event resulting in the creation of a new Material Subsidiary, or the domestication of any Foreign Subsidiary, notice of the formation or acquisition of such Subsidiary or such occurrence, including a description of the assets of such entity, the activities in which it will be engaged, and such other information as the Administrative Agent may request;

(l) Default under Other Debt. Immediately upon its receipt thereof, copies of any notice received by Borrower or any other Consolidated Company from the holder(s) of Indebtedness of the Consolidated Companies (or from any trustee, agent, attorney, or other party acting on behalf of such holder(s)) in an amount which, in the aggregate, exceeds $5,000,000, where such notice states or claims the existence or occurrence of any default or event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, note, or other document evidencing or governing such Indebtedness; and

(m) Other Information. With reasonable promptness, any other information as the Administrative Agent on behalf of any Lender may reasonably request from time to time.

Section 6.08 Financial Covenants.

(a) Minimum Interest Coverage Ratio. Maintain as of the last day of each fiscal quarter, a ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, calculated for the fiscal quarter then ended and the immediately preceding three fiscal quarters, equal to or greater than 4.0 to 1.0.

(b) Funded Debt to Consolidated EBITDA. Maintain as of the last day of each fiscal quarter, a maximum ratio of Funded Debt to Consolidated EBITDA, calculated for the fiscal quarter then ended and the immediately preceding three fiscal quarters, of less than or equal to 3.0 to 1.0.

Section 6.09 Additional Credit Parties. If at any time a U.S. Subsidiary that is not a Credit Party becomes a Material Subsidiary, cause such subsidiary to execute and deliver to the Administrative Agent a supplement to each of the Guaranty Agreements in the forms attached thereto, together with related documents with respect to such new Subsidiary of the kind described in Section 4.01(b)(iv), (v), (vi), (vii), (viii) and (xi), all in form and substance satisfactory to the Administrative Agent and the Required Lenders.

Section 6.10 Intellectual Property. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its rights, franchises, and licenses, and its patents and copyrights (for the scheduled duration thereof), trademarks, trade names, and service marks, necessary or desirable in the normal conduct of its business, except where the failure to maintain such rights, franchises, and licenses, patents, copyrights trademarks, trade names, and service marks would not reasonably be expected to have a Materially Adverse Effect.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Obligation shall remain unpaid, neither Borrower nor Parent will nor will they permit any of their Subsidiaries to (unless waived in writing by the Required Lenders):

Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien on any of its property now owned or hereafter acquired to secure any Indebtedness other than:

(a) Liens existing on the Closing Date securing an aggregate amount not in excess of $7,500,000 and described on Schedule 7.01;

(b) Liens on any property securing Indebtedness incurred or assumed for the purpose of financing all or any part of the acquisition cost of such property and any refinancing thereof, provided that such Lien does not extend to any other property and further provided that the amount of Indebtedness secured by such Liens does not exceed $10,000,000 in aggregate principal amount at any one time outstanding;

(c) Liens for taxes not yet due and payable, and Liens for taxes which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained;

(e) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(f) zoning, easements and restrictions on the use of real property which do not materially impair the use of such property;

(g) Liens arising under ERISA;

(h) rights in property reserved or vested in any governmental authority which do not materially impair the use of such property;

(i) Liens on assets of newly acquired Subsidiaries which were in existence at the time of acquisition and not created in contemplation thereof;

(j) Liens granted under the Lease Documents to the extent they secure Indebtedness in an amount not exceeding the Lease Obligations;

(k) Liens granted in favor of Borrower or any Guarantor securing intercompany indebtedness owed by another Consolidated Company;

(l) Sales of accounts receivables (or of undivided ownership interest therein) in connection with the Asset Securitization; and

(m) Liens (other than those permitted by paragraphs (a) through (l) of this Section 7.01) securing Indebtedness in an aggregate principal amount outstanding at any time not to exceed ten percent (10%) of the Consolidated Net Worth of the Consolidated Companies as of the last day of the immediately preceding fiscal quarter of Parent.

Section 7.02 Guaranties. Create, incur, assume, guarantee, suffer to exist or otherwise become liable on or with respect to, directly or indirectly, any Guaranties other than:

(a) endorsements of instruments for deposit or collection in the ordinary course of business;

(b) Guaranties of Indebtedness owed by any Consolidated Company to another Consolidated Company;

(c) Guaranties of Indebtedness to the extent such Indebtedness is permitted under Section 6.08(b).

Section 7.03 Mergers, Consolidations. Merge or consolidate with any other Person, except that the foregoing restrictions shall not be applicable to:

(a) mergers or consolidations of (i) any Subsidiary with any other Subsidiary which is a Guarantor, (ii) any Subsidiary with any Credit Party where the Credit Party is the survivor of such merger or consolidation and (iii) any Subsidiary other than a Material Subsidiary into any Consolidated Company;

(b) mergers or consolidations in which any Person engaged in businesses in which Borrower is engaged as of the Closing Date or substantially related thereto merges or consolidates with Borrower or any of its Subsidiaries where the surviving corporation or limited liability company is Borrower or such Subsidiary;

provided that before and after giving effect to any such merger or consolidations and any Funded Debt incurred by Borrower or such Subsidiary in connection with such merger or consolidation, (x) Parent and Borrower are and will be in compliance with Section 6.08 hereof and if the consideration paid by Borrower or such Subsidiary in connection with such merger or consolidation is greater than $125,000,000, Borrower has delivered pro forma financial covenants calculations demonstrating such compliance, in such detail and using such form of presentation of historical and forecasted financial information as may be satisfactory to the Administrative Agent with copies provided to each Lender (based on the projected Consolidated Interest Expense or Funded Debt, as the case may be, for the immediately succeeding four fiscal quarters (including Consolidated Interest Expense incurred as a result of the incurrence of any such Funded Debt) and the historical Consolidated EBITDA (including the Consolidated EBITDA of such Person)); (y) no Default or Event of Default exists hereunder; and (z) if the surviving Person is a Material Subsidiary, it promptly complies with Section 6.09 hereof, if applicable.

Section 7.04 Asset Sales. Sell, lease or otherwise dispose of its accounts, property, Capital Stock of its Subsidiaries or other assets; provided, however, that the foregoing restrictions on Asset Sales shall not be applicable to:

(a) sales, leases, transfers or dispositions of assets of (i) any Consolidated Company to Borrower or any Guarantor and (ii) any Subsidiary other than a Material Subsidiary to any Consolidated Company;

(b) sales of inventory in the ordinary course of business and unneeded, worn out or obsolete equipment;

(c) sales of accounts receivable (or of undivided ownership interests therein) pursuant to the Asset Securitization;

(d) the sale or other disposition of the assets or Capital Stock of iMapData, Inc.; and

(e) Asset Sales comprised of assets of any Consolidated Company where, on the date of execution of a binding obligation to make such Asset Sale, the assets which are the subject of the proposed Asset Sale, together with all other such Asset Sales of the Consolidated Companies during the current fiscal year of Parent, did not generate ten percent (10%) or more of Consolidated EBITDA for the immediately preceding fiscal year of Parent;

provided that notwithstanding the foregoing, no transaction pursuant to clauses (c), (d) or (e) above shall be permitted if any Default or Event of Default exists at the time of such transaction or would exist as a result of such transaction.

Section 7.05 Investments, Loans, Etc. Make, permit or hold any Investments other than:

(a) Investments in the Capital Stock of Subsidiaries of Parent and Receivables Subsidiaries of Parent existing as of the Closing Date or existing as Subsidiaries of Parent immediately prior to the making of such Investment, and Investments in the form of loans and advances by Borrower to any Guarantor;

(b) Investments in the Capital Stock or other assets of any other Person that is engaged in a business permitted by Section 7.10 hereof; provided, that before and after giving effect to such Investment and any Funded Debt incurred by Borrower or such Subsidiary in connection with making such Investment, (x) Borrower is and will be in compliance with Section 6.08 hereof and if the Investment is greater than $125,000,000, Borrower has delivered pro forma financial covenants calculations demonstrating such compliance, in such detail and using such form of presentation of historical and forecasted financial information as may be satisfactory to the Administrative Agent (based on the projected Consolidated Interest Expense or Funded Debt, as the case may be, for the immediately succeeding four fiscal quarters (including Consolidated Interest Expense incurred a result of the incurrence of any such Funded Debt) and the historical Consolidated EBITDA (including the Consolidated EBITDA of such Person)); (y) no other Default or Event of Default exists hereunder and (z) as a result of such Investment, such Person becomes a Subsidiary of Borrower, and promptly complies with Section 6.09 if it becomes a Material Subsidiary of Borrower;

(c) marketable direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case supported by the full faith and credit of the United States and maturing within one year from the date of creation thereof;

(d) Investments received in settlement of Indebtedness created in the ordinary course of business, and the endorsement of negotiable instruments in the ordinary course of business;

(e) commercial paper issued by corporations, each of which has a consolidated net worth of not less than $500,000,000, and conducts a substantial portion of its business in the United States of America, maturing no more than 365 days from the date of acquisition thereof and having as at any date of determination a rating of P-1, P-2 or P-3 from Standard & Poor’s or a rating of A-1, A-2 or A-3 from Moody’s;

(f) money market or similar depository accounts, certificates of deposit or bankers acceptances, in each case redeemable upon demand or maturing within one year from the date of acquisition thereof, issued by commercial banks incorporated under the laws of the United States of America or any state thereof or the District of Columbia, provided (x) each such bank has at any date of determination combined capital and surplus of not less than $1,000,000,000 and a rating of its long-term debt of at least A by Standard & Poor’s or at least A by Moody’s or a long-term deposit rating of at least A issued by Standard & Poor’s or at least A issued by Moody’s and (y) the aggregate amount of all such certificates of deposit issued by such bank are fully insured at all times by the Federal Deposit Insurance Company;

(g) advances and loans to officers and employees of the Consolidated Companies made in the ordinary course of business, including without limitation, loans to executives for the purchase of stock of Parent pursuant to a program established by the Board of Directors or a committee thereof from time to time in an amount not to exceed $15,000,000;

(h) Investments in joint ventures in an aggregate amount during any fiscal year of Parent not to exceed an amount equal to ten percent (10%) of Parent’s Consolidated Net Worth as of the end of the immediately preceding fiscal year of Parent; and

(i) Investments (other than those permitted by paragraphs (a) through (h) above) in an aggregate amount during any fiscal year of Parent not to exceed an amount equal to five (5%) percent of Parent’s Consolidated Net Worth as of the end of the immediately preceding fiscal year of Parent.

Section 7.06 Sale and Leaseback Transactions. Sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which any Consolidated Company intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 7.07 Transactions with Affiliates. Enter into any transaction or series of related transactions, whether or not in the ordinary course of business (excluding the Asset Securitization), with any Affiliate of any Consolidated Company (but excluding any Affiliate which is also a Subsidiary that is directly or indirectly wholly owned by the Credit Parties), other than on terms and conditions substantially as favorable to such Consolidated Company as would be obtained by such Consolidated Company at the time in a comparable arm’s-length transaction with a Person other than an Affiliate.

Section 7.08 ERISA.

(a) Take or fail to take any action with respect to any Plan maintained or contributed to by any Consolidated Company or, with respect to its ERISA Affiliates, any Plans which are subject to Title IV of ERISA or to continuation health care requirements for group health plans under Section 4980B of the Tax Code, including without limitation (i) establishing any such Plan, (ii) amending any such Plan (except where required to comply with applicable law), (iii) terminating or withdrawing from any such Plan, or (iv) incurring an amount of unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, or any withdrawal liability under Title IV of ERISA with respect to any such Plan, or any unfunded liabilities under any Foreign Plan, without first obtaining the written approval of the Required Lenders, where such actions or failures could result in a Materially Adverse Effect; or

(b) Permit a Plan or Foreign Plan maintained by a Consolidated Company or a Plan subject to Title IV of ERISA of any of its ERISA Affiliates:

(i) to fail to be funded in accordance with the minimum funding standard required by applicable law, the terms of such Plan or Foreign Plan, Section 412 of the Tax Code or Section 302 of ERISA for any plan year or a waiver of such standard is sought or granted with respect to such Plan or Foreign Plan under applicable law, the terms of such Plan or Foreign Plan or Section 412 of the Tax Code or Section 303 of ERISA; or

(ii) to be terminated or the subject of termination proceedings under applicable law or the terms of such Plan or Foreign Plan; or

(iii) to require a Consolidated Company to provide security under applicable law, the terms of such Plan or Foreign Plan, Section 401 or 412 of the Tax Code or Section 306 or 307 of ERISA; or

(iv) to result for any reason, in a liability (including without limitation, withdrawal liability) to a Consolidated Company under applicable law, the terms of such Plan or Foreign Plan, or Title IV of ERISA;

if the result from any such failure, waiver, termination or other event a liability to the PBGC (or any similar Person with respect to any Foreign Plan), a Plan or any other Person that would have a Materially Adverse Effect.

Section 7.09 Additional Negative Pledges. Create or otherwise cause or suffer to exist or become effective, directly or indirectly, any prohibition or restriction on the creation or existence of any Lien upon any asset of any Consolidated Company, other than the prohibitions and restrictions contained in this Agreement and in the Revolving Credit Documents, unless such asset is subject to a Permitted Lien and such prohibition or restriction is limited to such asset.

Section 7.10 Changes in Business. Enter into any business which is substantially different from that presently conducted by the Consolidated Companies as of the Closing Date, which includes providing risk management and fraud prevention information and related technology solutions to the property and casualty insurance industry, life and health insurance industry and other industries, (including, without limitation, (1) providing automated and traditional underwriting and claim information services to assist U.S. insurance companies in assessing the insurability of individuals and property and the validity of insurance claims, (2) providing background investigations, (3) performing paramedical exams, (4) furnishing access to motor vehicles reports, (5) maintaining a database of claims histories, (6) providing claim verification and investigative services to both the property and casualty and the life and health insurance markets, (7) providing pre-employment background investigations, pre-employment and regulatory compliance drug testing services and public record information to other corporate and government organizations and (8) DNA and other forensic testing services, unless such business is a strategic extension of the business of the Consolidated Companies as of the Closing Date).

Section 7.11 Limitation on Payment Restrictions Affecting Consolidated Companies. Create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction on the ability of any Consolidated Company to (i) pay dividends or make any other distributions to Parent or any other Consolidated Company on such Consolidated Company’s Capital Stock, or (ii) pay any indebtedness owed to Parent or any other Consolidated Company, or (iii) transfer any of its property or assets to Parent or any other Consolidated Company, except any consensual encumbrance or restriction existing under the Credit Documents or under the Revolving Credit Documents.

Section 7.12 Actions Under Certain Documents. Without the prior written consent of the Administrative Agent and the Required Lenders, modify, amend or supplement (a) the Lease Documents to (i) increase by more than $5,000,000 in the aggregate the maximum amount of the Indebtedness thereunder or the lease payments required thereunder, (ii) increase the interest rate thereunder, (iii) modify any requirement of prepayment or repayment thereunder which would shorten the final maturity or average life of the Indebtedness or lease obligations outstanding thereunder or make the requirement of prepayment more onerous, or (iv) make any covenant or event of default contained therein more restrictive as to Parent and its Subsidiaries than the provisions of this Agreement or (b) the Asset Securitization Agreements to (i) increase the program limit amount in excess of $175,000,00, (ii) modify any requirement of prepayment or repayment thereunder which would shorten the final maturity or average life of the Indebtedness outstanding thereunder or make the requirement of prepayment more onerous, or (iii) make any covenant or event of default contained therein more restrictive as to Parent and Subsidiaries than the provisions of this Agreement.

Section 7.13 Amendments; Payments and Prepayments of Subordinated Debt. Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any subordinated debt of any Credit Party, or cancel or forgive, make any voluntary or optional payment or prepayment on, or redeem or acquire for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any subordinated debt of any Credit Party.

Section 7.14 Changes in Fiscal Year. Change the calculation of the fiscal year of Parent.

ARTICLE VIII

EVENTS OF DEFAULT

Upon the occurrence and during the continuance of any of the following specified events (each an “Event of Default”):

Section 8.01 Payments. Borrower shall fail to make promptly when due (including, without limitation, by mandatory prepayment) any principal payment with respect to the Term Loan, or Borrower shall fail to make within five (5) Business Days after the due date thereof any payment of interest, fee or other amount payable hereunder or any of the Obligations;

Section 8.02 Covenants Without Notice. Parent or Borrower shall fail to observe or perform any covenant or agreement (i) contained in Section 7.08 and, if capable of being remedied, such failure shall remain unremedied for fifteen (15) days after the earlier of (A) an Executive Officer’s obtaining knowledge thereof, or (B) written notice thereof shall have been given to Parent and Borrower by the Administrative Agent or any Lender, (ii) contained in Section 7.05 and, if capable of being remedied, such failure shall remain unremedied for ten (10) days after the earlier of (A) an Executive Officer’s obtaining knowledge thereof, or (B) written notice thereof shall have been given to Borrower by the Administrative Agent or any Lender, or (iii) contained in Section 2.01(b), Section 6.01, Section 6.05, Section 6.07(a), (b), (c) or (e), Section 6.08, or Section 7.03;

Section 8.03 Other Covenants. Parent or Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement, other than those referred to in Sections 8.01 and 8.02, and, if capable of being remedied, such failure shall remain unremedied for thirty (30) days after the earlier of (i) an Executive Officer of Parent or Borrower obtaining knowledge thereof, or (ii) written notice thereof shall have been given to Parent and Borrower by the Administrative Agent or any Lender;

Section 8.04 Representations. Any representation or warranty made or deemed to be made by Borrower or any other Credit Party or by any of its officers under this Agreement or any other Credit Document (including the Schedules attached thereto), or any certificate or other document submitted to the Administrative Agent or the Lenders by any such Person pursuant to the terms of this Agreement or any other Credit Document, shall be incorrect in any material respect when made or deemed to be made or submitted;

Section 8.05 Non-Payments of Other Indebtedness. Any Consolidated Company shall fail to make when due (whether at stated maturity, by acceleration, on demand or otherwise, and after giving effect to any applicable grace period) any payment of principal of or interest on any Indebtedness (other than the Obligations) exceeding $5,000,000 in the aggregate;

Section 8.06 Defaults Under Other Agreements. Any Consolidated Company shall fail to observe or perform within any applicable grace period any covenants or agreements contained in any agreements or instruments relating to any of its Indebtedness exceeding $5,000,000 in the aggregate, or any other event shall occur if the effect of such failure or other event is to accelerate, or to permit the holder of such Indebtedness or any other Person to accelerate, the maturity of such Indebtedness; or any such Indebtedness shall be required to be prepaid (other than by a regularly scheduled required prepayment) in whole or in part prior to its stated maturity;

Section 8.07 Bankruptcy. Parent or any other Consolidated Company shall commence a voluntary case concerning itself under the Bankruptcy Code or applicable foreign bankruptcy laws; or an involuntary case for bankruptcy is commenced against any Consolidated Company and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) or similar official under applicable foreign bankruptcy laws is appointed for, or takes charge of, all or any substantial part of the property of any Consolidated Company; or any Consolidated Company commences proceedings of its own bankruptcy or to be granted a suspension of payments or any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to any Consolidated Company or there is commenced against any Consolidated Company any such proceeding which remains undismissed for a period of 60 days; or any Consolidated Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Consolidated Company suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any Consolidated Company makes a general assignment for the benefit of creditors; or any Consolidated Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or any Consolidated Company shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or any Consolidated Company shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or limited liability company action is taken by any Consolidated Company for the purpose of effecting any of the foregoing;

Section 8.08 Money Judgment. A judgment or order for the payment of money in excess of $5,000,000 not covered by insurance or otherwise having a Materially Adverse Effect shall be rendered against Parent or any other Consolidated Company and such judgment or order shall continue unsatisfied and in effect for a period of 60 days during which execution shall not be effectively stayed or deferred (whether by action of a court, by agreement or otherwise);

Section 8.09 Change in Control of Parent or Borrower. (i) Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than employees of Parent (either directly or through a retirement or employee benefit plan), shall become the “beneficial owner(s)” (as defined in said Rule 13d-3) of more than twenty-five percent (25%) of the shares of the outstanding common stock of Parent entitled to vote for members of Parent’s board of directors, (ii) the Parent shall cease to own all of the Capital Stock of the Borrower, or (iii) any event or condition shall occur or exist which, pursuant to the terms of any Change in

Control Provision, requires or permits the holder(s) of Indebtedness of any Consolidated Company to require that such Indebtedness be redeemed, repurchased, defeased, prepaid or repaid, in whole or in part, or the maturity of such Indebtedness to be accelerated in any respect;

Section 8.10 Default Under Other Credit Documents. There shall exist or occur any “Event of Default” as provided under the terms of any other Credit Document, or any Credit Document ceases to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of Borrower or any other Credit Party, or at any time it is or becomes unlawful for Borrower or any other Credit Party to perform or comply with its obligations under any Credit Document, or the obligations of Borrower or any other Credit Party under any Credit Document are not or cease to be legal, valid and binding on Borrower or any such Credit Party;

Section 8.11 Attachments. An attachment or similar action shall be made on or taken against any of the assets of any Consolidated Company with an aggregate value (based upon the greater of the book value of such assets as established in accordance with GAAP or the fair market value of such assets as determined in good faith by such Consolidated Company) exceeding $5,000,000 in aggregate and is not removed, suspended or enjoined within 60 days of the same being made or any suspension or injunction being lifted;

Section 8.12 Remedies. Upon the occurrence of an Event of Default, and at any time thereafter if any Event of Default shall then be continuing, the Administrative Agent may, with the consent of the Required Lenders, and upon the written (including telecopied) request of the Required Lenders, shall, by written notice to Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Term Note to enforce its claims against Borrower or any other Credit Party: (i) declare the principal of and any accrued interest on the Term Loan and all other Obligations owing under this Agreement and the Credit Documents, to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the Credit Documents to the contrary; and (ii) exercise any and all rights or remedies available under this Agreement, the Credit Documents or at law or in equity; provided, that, if an Event of Default specified in Section 8.07 shall occur, the result which would occur upon the giving of written notice by the Administrative Agent to any Credit Party, as specified in clause (i) above, shall occur automatically without the giving of any such notice; or

Section 8.13 Crediting of Payments and Proceeds. In the event that Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 8.12, all payments received by the Lenders upon the Term Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied: (a) first to all expenses then due and payable by Borrower hereunder and under the other Credit Documents, (b) then to all indemnity obligations then due and payable by Borrower hereunder and under the other Credit Documents, (c) then to the Administrative Agent’s fees then due and payable, (d) then to all and other fees then due and payable, (e) then to accrued and unpaid interest on the Term Loan, and (f) then to the principal amount of the Term Notes and any obligations of Borrower under swap agreements (as defined in 11 U.S.C. § 101) with any Lender or any Affiliate of a Lender at the time such swap agreement is executed, including any termination payments and any accrued and unpaid interest thereon (pro rata in accordance with all such amounts due), in that order.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01 Appointment of Administrative Agent. Each Lender hereby designates Wachovia as Administrative Agent to administer all matters concerning the Loans and to act as herein specified. Each Lender hereby irrevocably authorizes, and each holder of any Term Note by the acceptance of a Term Note shall be deemed irrevocably to authorize, the Administrative Agent to take such actions on its behalf under the provisions of this Agreement, the other Credit Documents, and all other instruments and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through its agents or employees.

Section 9.02 Nature of Duties of Administrative Agent. The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Credit Documents. Neither the Administrative Agent nor any of its respective officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Administrative Agent shall be ministerial and administrative in nature; the Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, express or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or the other Credit Documents except as expressly set forth herein.

Section 9.03 Lack of Reliance on the Administrative Agent.

(a) Independently and without reliance upon the Administrative Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of the Credit Parties, and, except as expressly provided in this Agreement, the Administrative Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loan, or at any time or times thereafter.

(b) The Administrative Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement, the Term Notes, the Guaranty

Agreements or any other documents contemplated hereby or thereby, or the financial condition of the Credit Parties, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Term Notes, the Guaranty Agreements or the other documents contemplated hereby or thereby, or the financial condition of the Credit Parties, or the existence or possible existence of any Default or Event of Default.

Section 9.04 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability in any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent’s acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

Section 9.05 Reliance by the Administrative Agent. The Administrative shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate or telecopier message, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Administrative Agent may consult with legal counsel (including counsel for any Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 9.06 Indemnification of the Administrative Agent. To the extent the Administrative Agent is not reimbursed and indemnified by the Credit Parties, each Lender will reimburse and indemnify the Administrative Agent, ratably according to its Pro Rata Share of the Term Loan, in either case, for and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement or the other Credit Documents; provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.

Section 9.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to lend under this Agreement, the Pro Rata Share of the Term Loan made or held by it, and the Term Note issued to it, the Administrative Agent shall have the same rights and powers hereunder as any other Lender or holder of a Term Note and may exercise the same as though it were not performing the duties specified herein; and the terms “Lenders”, “Required Lenders”, “holders of Term Note”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Consolidated Companies or any affiliate of the Consolidated Companies as if it were not performing the duties specified herein, and may accept fees and other consideration from the Consolidated Companies for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

Section 9.08 Holders of Term Notes. The Administrative Agent may deem and treat the payee of any Term Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Term Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Term Note or of any Term Note or Term Notes issued in exchange therefor.

Section 9.09 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and Borrower and may be removed at any time with or without cause by the Required Lenders; provided, however, the Administrative Agent may not resign or be removed until a successor Administrative Agent has been appointed and shall have accepted such appointment. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent, with the consent of Borrower so long as no Default or Event of Default has occurred and is continuing, which consent shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed by the Required Lenders with the consent of Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or any State thereof, or any Affiliate of such bank.

(b) Upon the acceptance of any appointment as the Administrative Agent, hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

Section 9.10 No Other Duties. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, arranger, lead arranger or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties, liabilities or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

Section 9.11 Release of Guarantors. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty Agreements if such Person ceases to be a Material Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty Agreements pursuant to this Section 9.11.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices.

(a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page (provided the recipients of such notice have been made specifically aware of the posting of such notice), telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

(b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to Parent or Borrower:	1000 Alderman Drive Alpharetta, Georgia 30005
Attn: Mr. John Mongelli
Telephone No.: (770) 752-6171
Telecopy No.: (770) 752-6167

If to Wachovia as Administrative Agent:

Wachovia Bank, National Association

NC0680

1525 West W.T. Harris Boulevard Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Telephone No.: (704) 590-2703

Telecopy No.: (704) 590-3481

If to Wachovia pursuant to Section 6.07:	Wachovia Bank, National Association One Wachovia Center, 15th Floor
301 South College Street Charlotte, NC 28288
Attention: Mr. Rob Sevin
Telephone No.: (704) 383-7546
Telecopy No.: (704) 383-1625

If to any Lender:	To the address set forth on Schedule 1.1(a)

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to Borrower and Lenders, as the Administrative Agent’s Payment Office referred to herein, to which payments due are to be made and at which the Term Loan will be disbursed.

Section 10.02 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the other Credit Documents, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall (a) waive any of the conditions specified in Section 4.01 without the written consent of each Lender, (b) increase the Term Loan Commitment of any Lender or the Pro Rata Share of the principal amount of the Term Loan of any Lender without the written consent of such Lender, (c) reduce the principal of, or interest on, the Term Loan or any fees or other amounts due to the Lenders hereunder (or any of them) without the written consent of each of the Lenders directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on the Term Loan or to reduce any fee payable hereunder, (d) postpone any date fixed for the payment in respect of principal of, or interest on, the Term Loan or any fees hereunder without the written consent of each Lender directly affected thereby, (e) modify Section 3.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (f) permit any subordination of the principal or interest on the Term Loan without the written consent of each Lender, (g) permit any assignment of any of the rights and obligations of Borrower hereunder (other than as specifically permitted or contemplated by this Agreement) without the written consent of each Lender, (h) release Borrower from any of the Obligations without the written consent of each Lender directly affected thereby, (i) agree to release any Guarantor from its obligations under any

Guaranty Agreement (except as permitted by this Agreement) without the written consent of each Lender, (j) modify the definition of “Required Lenders” without the written consent of each Lender, or (k) modify this Section 10.02 without the written consent of each Lender. Notwithstanding the foregoing, (A) no amendment, waiver or consent shall, unless in writing and signed by Borrower and the Administrative Agent in addition to the Lenders required hereinabove to take such action, affect the rights or duties of the Administrative Agent under this Agreement or under any other Credit Document and (B) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that neither the Term Loan Commitment nor the Pro Rata Share of the principal amount of the Term Loan of such Lender may be increased or extended without the consent of such Lender.

Section 10.03 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, any Lender or any holder of a Term Note in exercising any right or remedy hereunder or under any other Credit Document, and no course of dealing between any Credit Party and the Administrative Agent, any Lender or the holder of any Term Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent, any Lender or the holder of any Term Note would otherwise have. No notice to or demand on any Credit Party not required hereunder or under any other Credit Document in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Lenders or the holder of any Term Note to any other or further action in any circumstances without notice or demand.

Section 10.04 Payment of Expenses; Indemnity. Parent and Borrower shall:

(i) whether or not the transactions hereby contemplated are consummated, pay all reasonable, out-of-pocket costs and expenses of the Administrative Agent in the administration (both before and after the execution hereof and including reasonable expenses actually incurred relating to advice of counsel as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of, and in connection with the preparation, execution and delivery of, preservation of rights under, enforcement of, and, after a Default or Event of Default, refinancing, renegotiation or restructuring of, this Agreement and the other Credit Documents and the documents and instruments referred to therein, and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees actually incurred and disbursements of counsel for the Administrative Agent), and in the case of enforcement of this Agreement or any Credit Document after an Event of Default, all such reasonable, out-of-pocket costs and expenses (including, without limitation, the reasonable fees actually incurred and disbursements of counsel), for the Administrative Agent and the Lenders;

(ii) subject, in the case of certain Taxes, to the applicable provisions of Section 3.06(b), pay and hold the Administrative Agent and the Lenders harmless from and against any and all present and future stamp, documentary, and other similar Taxes with respect to this Agreement, the Term Notes and any other Credit Documents including any collateral described therein, or any payments due thereunder, and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such Taxes;

(iii) indemnify the Administrative Agent and each Lender, and their respective officers, directors, employees, representatives, affiliates and agents from, and hold each of them harmless against, any and all costs, losses, liabilities, claims, damages or expenses incurred by any of them (whether or not any of them is designated a party thereto) (an “Indemnitee”) arising out of or by reason of any investigation, litigation or other proceeding related to any actual or proposed use of the proceeds of the Term Loan or any Credit Party’s entering into and performing the Agreement, the Term Notes, or the other Credit Documents, including, without limitation, the reasonable fees actually incurred and disbursements of counsel (including foreign counsel) incurred in connection with any such investigation, litigation or other proceeding; provided, however, neither Parent nor Borrower shall be obligated to indemnify any Indemnitee for any of the foregoing arising out of such Indemnitee’s gross negligence or willful misconduct; and

(iv) without limiting the indemnities set forth above, indemnify each Indemnitee for any and all expenses and costs (including without limitation, remedial, removal, response, abatement, cleanup, investigative, closure and monitoring costs), losses, claims (including claims for contribution or indemnity and including the cost of investigating or defending any claim and whether or not such claim is ultimately defeated, and whether such claim arose before, during or after any Credit Party’s ownership, operation, possession or control of its business, property or facilities or before, on or after the date hereof, and including also any amounts paid incidental to any compromise or settlement by the Indemnitee or Indemnitees to the holders of any such claim), lawsuits, liabilities, obligations, actions, judgments, suits, disbursements, encumbrances, liens, damages (including without limitation damages for contamination or destruction of natural resources), penalties and fines of any kind or nature whatsoever (including without limitation in all cases the reasonable fees actually incurred, other charges and disbursements of counsel in connection therewith) incurred, suffered or sustained by that Indemnitee based upon, arising under or relating to Environmental Laws or any civil penalties or fines assessed by the U.S. Department of the Treasury’s Office of Foreign Assets Control, based on, arising out of or relating to in whole or in part, the existence or exercise of any rights or remedies by any Indemnitee under this Agreement, any other Credit Document or any related documents.

If and to the extent that the obligations of Parent or Borrower under this Section 10.04 are unenforceable for any reason, Parent or Borrower, as applicable, hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

Section 10.05 Right of Setoff.

(a) In addition to and not in limitation of all rights of offset that any Lender or other holder of a Term Note may have under applicable law, each Lender or other holder of a Term Note shall, upon the occurrence of any Event of Default and whether or not such Lender or such holder has made any demand or any Obligations are matured, have the right to appropriate and apply to the payment of any Credit Party’s Obligations hereunder and under the other Credit Documents, all deposits of any Credit Party (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by such Lender or other holder to any Credit Party, whether or not related to this Agreement or any transaction hereunder.

(b) Each Lender and any assignee or participant of such Lender in accordance with Section 10.06 are hereby authorized by the Borrower to combine currencies, as deemed necessary by such Person, in order to effect any set-off pursuant to clause (a) above.

Section 10.06 Benefit of Agreement.

(a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that Borrower may not assign or transfer any of its interest hereunder without the prior written consent of all Lenders.

(b) Any Lender may make, carry or transfer its Pro Rata Share of the Term Loan at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender.

(c) Each Lender may assign all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of any of its Term Loan Commitment and its Pro Rata Share of the Term Loan at the time owing to it and the Term Note held by it) to any other Lender or any financial institution; provided, however, that (i) the Administrative Agent and Borrower must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) unless such assignment is to a Lender or an Affiliate of a Lender or, in the case of Borrower, unless an Event of Default has occurred and is continuing, (ii) the amount of the Term Loan Commitment or portion of the Term Loan of the assigning Lender subject to each assignment (determined as of the date the assignment and acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and in integrals of $1,000,000, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a Term Note or Term Notes subject to such assignment and, unless such assignment is to a Lender or an Affiliate of a Lender or unless such assignment is made pursuant to Section 10.06(g), a processing and recordation fee of $3,500, (iv) the assignee Lender must be an Eligible Assignee, and (v) if the assignee Lender is not a United States citizen or resident (or the assignee Lender is filing as a foreign corporation, partnership, estate or trust), the assignee Lender delivers the Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, to Borrower and the Administrative Agent, as required by Section 3.06(b)(ii) of this Agreement. Borrower shall not be responsible for such processing and recordation fee or any costs or expenses incurred by any Lender or the Administrative Agent in connection with such assignment. From and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, the assignee thereunder shall be a party hereto and to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assignor thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of such assignor’s rights and obligations under this Agreement, such assignor shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.06, 3.07, 3.08, 3.09, 3.11 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Within five (5) Business Days after receipt of the notice and the Assignment and Acceptance, Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Term Note or Term Notes, a new Term Note or Term Notes to the order of such assignee in a principal amount equal to the applicable Term Loan Commitment assumed by it pursuant to such Assignment and Acceptance and new Term Note or Term Notes to the assigning Lender in the amount of its retained Term Loan Commitment. Such new Term Note or Term Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Term Note or Term Notes, shall be dated the date of the surrendered Term Note or Term Notes which they replace, and shall otherwise be in substantially the form attached hereto.

(d) Reserved.

(e) Each Lender may, without the consent of Borrower or the Administrative Agent, sell participations to one or more banks or other entities (each a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment or its Pro Rata Share of the Term Loan owing to it and the Term Note held by it), provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating bank or other entity shall not be entitled to the benefit (except through its selling Lender) of the cost protection provisions contained in Article III of this Agreement, and (iv) Borrower, the Administrative Agent and other Lenders shall continue to deal solely and directly with each Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents, and such Lender shall retain the sole right to enforce the obligations of Borrower relating to the Term Loan and to approve any amendment, modification or waiver of any provisions of this Agreement. No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant’s participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Credit Document except for those matters specified in clauses (a) through (k) of the proviso to Section 10.02.

(f) Any Lender may at any time assign or pledge all or any portion of its rights in this Agreement and the Term Notes issued to it to a Federal Reserve Bank.

(g) If (i) any Taxes referred to in Section 3.06(b) have been levied or imposed so as to require withholdings or deductions by Borrower and payment by Borrower of additional amounts to any Lender as a result thereof, or (ii) any Lender shall make demand for payment of increased costs or reduced rate of return pursuant to Section 3.09 or any Lender determines that LIBOR is unascertainable or illegal pursuant to Section 3.07 or Section 3.08, or any Lender makes a claim for increased costs pursuant to Section 3.09, then and in such event, upon request from Borrower delivered to such Lender and the Administrative Agent, such Lender shall assign, in accordance with the provisions of Section 10.06(c), all of its rights and obligations under this Agreement and the other Credit Documents to another Lender or another financial institution selected by Borrower and acceptable to the Administrative Agent, which acceptance will not be unreasonably withheld or delayed, in consideration for the payment by such assignee to the Lender of the principal of, and interest on, the outstanding Term Loan accrued to the date of such assignment, and the assumption of such Lender’s Term Loan Commitment hereunder, together with any and all other amounts owing to such Lender under any provisions of this Agreement or the other Credit Documents accrued to the date of such assignment; provided, however, Lenders subject to this Section 10.06 shall be treated in a substantially identical manner.

Section 10.07 Governing Law. This Agreement, the Term Notes, and the other Credit Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of Georgia, without reference to the conflicts or choice of law principles thereof.

Section 10.08 Jurisdiction and Venue.

(a) Jurisdiction. Parent, Borrower, the Administrative Agent and the Lenders hereby irrevocably consent to the personal jurisdiction of the state and federal courts located in Mecklenburg County, North Carolina, and Atlanta, Georgia (and any courts from which an appeal from any of such courts must or may be taken), in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Term Notes, and the other Credit Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. Parent and Borrower hereby irrevocably consent to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Administrative Agent or any Lender in connection with this Agreement, the Term Notes, or the other Credit Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 10.01. Nothing in this Section 10.08 shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against Parent, Borrower or their respective properties in the courts of any other jurisdictions.

(b) Venue. Parent and Borrower hereby irrevocably waive any objection they may have now or in the future to the laying of venue in the aforesaid jurisdiction in any action, claim or other proceeding arising out of or in connection with this Agreement, any other Credit Document or the rights and obligations of the parties hereunder or thereunder. Parent and Borrower irrevocably waive, in connection with such action, claim or proceeding, any plea or claim that the action, claim or other proceeding has been brought in an inconvenient forum.

Section 10.09 Binding Arbitration; Waiver of Jury Trial.

(a) Binding Arbitration. Upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Credit Document (“Disputes”), between or among parties hereto and to the other Credit Documents shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Credit Documents executed in the future, disputes as to whether a matter is subject to arbitration, or claims concerning any aspect of the past, present or future relationships arising out of or connected with the Credit Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and the Federal Arbitration Act. All arbitration hearings shall be conducted in Charlotte, North Carolina. The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitations shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding anything foregoing to the contrary, any arbitration proceeding demanded hereunder shall begin within ninety (90) days after such demand thereof and shall be concluded within one-hundred twenty (120) days after such demand. These time limitations may not be extended unless a party hereto shows cause for extension and then such extension shall not exceed a total of sixty (60) days. The panel from which all arbitrators are selected shall be comprised of licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. The parties hereto do not waive any applicable Federal or state substantive law except as provided herein.

(b) Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER, PARENT AND BORROWER HEREBY ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY, TO THE FULLEST EXTENT PERMITTED BY LAW, WAIVED THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE TERM NOTES, OR THE OTHER CREDIT DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

(c) Preservation of Certain Remedies. Notwithstanding the preceding binding arbitration provisions, the parties hereto and the other Credit Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Credit Documents or under Applicable Law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

Section 10.10 Reversal of Payments. To the extent Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral, which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

Section 10.11 Injunctive Relief; Punitive Damages.

(a) Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b) The Administrative Agent, the Lenders and Borrower (on behalf of itself and its Subsidiaries) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Credit Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

Section 10.12 Independent Nature of Lenders’ Rights. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights pursuant to this Agreement and its Term Notes, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.13 Release of Guarantors. Any Material Subsidiary added as a Guarantor solely to comply with the proviso in the definition of Material Subsidiaries, but which does not meet the requirements under clause (i) or clause (ii) of the definition of Material Subsidiaries shall be released as a Guarantor (a) upon the written request of Borrower, (b) upon Borrower demonstrating to the Administrative Agent pro forma compliance with the proviso in the definition of Material Subsidiaries after giving effect to such release and (c) provided no Default or Event of Default is continuing or would result from such release.

Section 10.14 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 10.15 Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56) (the “Act”) hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.

Section 10.16 Effectiveness; Survival.

(a) This Agreement shall become effective on the date on which all of the parties hereto shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent pursuant to Section 10.01.

(b) The obligations of Borrower under Sections 3.06(b), 3.09, 3.11, 3.12 and 10.04 hereof shall survive the payment in full of the Term Notes and all other Obligations after the Maturity Date. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, the other Credit Documents, and such other agreements and documents, the making of the Term Loan hereunder, and the execution and delivery of the Term Notes.

Section 10.17 Severability. In case any provision in or obligation under this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.18 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.19 Headings Descriptive; Entire Agreement. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement. This Agreement, the other Credit Documents, and the agreements and documents required to be delivered pursuant to the terms of this Agreement constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements, representations and understandings related to such subject matters.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and to be delivered by their duly authorized officers as of the day and year first above written.

CHOICEPOINT SERVICES INC., as Borrower

By:	/s/ John M. Mongelli
Name:	John M. Mongelli
Title:	Treasurer

CHOICEPOINT INC., as Parent

By:	/s/ John M. Mongelli
Name:	John M. Mongelli
Title:	Treasurer

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and Lender

By:	/s/ Robert Sevin
Name:	Robert Sevin
Title:	Director

GOLDMAN SACHS CREDIT PARTNERS L.P., as Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

US BANK, N.A., as Lender

By:	/s/ Michael P. Dickman
Name:	Michael P. Dickman
Title:	Vice President

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WELLS FARGO BANK, N.A., as Lender

By:	/s/ Kevin Combs
Name:	Kevin Combs
Title:	Vice President

BANK OF AMERICA, N.A., as Lender

By:	/s/ William Rowe
Name:	William Rowe
Title:	Principal

BANK OF TOKYO-MITSUBISHI UFJ TRUST COMPANY, as Lender

By:	/s/ George Stoecklein
Name:	George Stoecklein
Title:	Vice President

BAYERISCHE LANDESBANK, NEW YORK BRANCH, as Lender

By:	/s/ Nikolai von Mengden
Name:	Nikolai von Mengden
Title:	Senior Vice President

By:	/s/ Matthew DeCarlo
Name:	Matthew DeCarlo
Title:	Vice President

MIZUHO CORPORATE BANK, LTD., as Lender

By:	/s/ Bertram H. Tang
Name:	Bertram H. Tang
Title:	Authorized Signatory

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SUNTRUST BANK, as Lender

By:	/s/ J. Matthew Rowand
Name:	J. Matthew Rowand
Title:	Vice President

UNITED OVERSEAS BANK LIMITED, NEW YORK AGENCY, as Lender

By:	/s/ George Lim
Name:	George Lim
Title:	Senior Vice President and General Manager

By:	/s/ Mario Sheng
Name:	Mario Sheng
Title:	Assistant Vice President

JPMORGAN CHASE, N.A., as Lender

By:	/s/ Robert P. Carswell
Name:	Robert P. Carswell
Title:	Vice President

LAND BANK OF TAIWAN- LOS ANGELES, as Lender

By:	/s/ Henry C.R. Leu
Name:	Henry C.R. Leu
Title:	Vice President & General Manager

LEHMAN BROTHERS COMMERCIAL BANK, as Lender

By:	/s/ George Janes
Name:	George Janes
Title:	Chief Credit Officer

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CAROLINA FIRST BANK, as Lender

By:	/s/ Charles Chamberlain
Name:	Charles Chamberlain
Title:	Executive Vice President

REGIONS BANK, as Lender

By:	/s/ W. Brad Davis
Name:	W. Brad Davis
Title:	Vice President

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